Exhibit 99.1

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Evofem Biosciences, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Evofem Biosciences, Inc. and Subsidiaries (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, comprehensive operations, convertible and redeemable preferred stock and stockholders’ deficit, and cash flows for each of the two years in the periods ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the periods ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, negative cash flows from operations since inception, and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Critical Audit Matter Description

As described in Note 4 – Debt, in April 2020, the Company entered into a Securities Purchase and Security Agreement with certain affiliates of Baker Bros. Advisors LP (“Baker”), pursuant to which the Company agreed to issue and sell senior secured promissory notes (the “Baker Notes”) in an aggregate principal amount of up to $25.0 million. The Baker Notes were subsequently assigned to Aditxt, Inc. in December 2023, assigned back to Baker in February 2024, and then assigned to Future Pak LLC on July 23, 2024, and remain outstanding as of December 31, 2024. The fair value of the Baker Notes was determined by estimating the fair value of the Market Value of Invested Capital (“MVIC”) of the Company from the third quarter of 2022 through the second quarter of 2023. Starting in the third quarter of 2023, the fair value of the Baker Notes is determined using a Monte Carlo simulation-based model.

As described in Note 4 – Debt, the Company entered into eight Securities Purchase Agreements (SPAs) between December 2022 and September 2023 with certain investors. Each of the agreements is materially similar, includes both term notes (collectively, SSNs) and detachable common stock warrants, and contains certain conversion and contingent redemption features. The fair value of the SSNs was determined by estimating the fair value of the MVIC of the Company from the third quarter of 2022 through December 31, 2024.

As described in Note 8 – Convertible and Redeemable Preferred Stock and Stockholders’ Deficit, in 2023, the Company signed an agreement with the holders of Purchase Rights upon which the total aggregate value of the Purchase Rights is fixed at $24.7 million, to be paid in a variable number of shares based on the current exercise price. The Purchase Rights are recorded as derivative liabilities in the consolidated balance sheets and are valued using an option pricing model (OPM), similar to a Black-Scholes Methodology. The assumptions used in the OPM are considered level 3 assumptions and include, but are not limited to, the MVIC, the cumulative equity value of the Company as a proxy for the exercise price.

The MVIC was estimated using forms of the cost and market approaches. In the cost approach, an adjusted net asset value method was used to determine the net recoverable value of the Company, including an estimate of the fair value of the Company’s intellectual property. The Monte Carlo simulation was used to take into account several embedded features and factors, including the exercise of the repurchase right, the Company’s future revenues, meeting certain debt covenants, the maturity term of the note and dissolution. For the dissolution scenario, the cost approach, an adjusted net asset value method was used to determine the net recoverable value of the Company, including an estimate of the fair value of the Company’s intellectual property. The estimated fair value of the Company’s intellectual property was valued using a relief from royalty method, which required management to make significant estimates and assumptions related to forecasts of future revenue, and the selection of the royalty and discount rates. The guideline public company method served as another valuation indicator. In this form of the market approach, comparable market revenue multiples were elected and applied to the Company’s forward revenue forecast to ultimately derive a MVIC indication. As of December 31, 2024, the Company recorded the fair values of the Baker Notes, SSNs and Purchase Rights at $13.8 million, $1.2 million and $1.4 million, respectively.

We identified the Company’s estimates of the fair values for the Baker Notes, SSNs and Purchase Rights as a critical audit matter, as valuation of these instruments is highly interrelated and due to the significant estimates and assumptions made by management related to forecasts of future revenue, probability of scenarios used in the Monte Carlo simulation, and the selection of the royalty and discount rates to determine the fair value of the Company’s intellectual property. This required a high degree of auditor judgment and an increased extent of effort, including the need to involve our fair value specialists, when performing audit procedures to evaluate the reasonableness of management’s forecasts of future revenue, probability of scenarios used in the Monte Carlo simulation, and the selection of the royalty and discount rates for the intellectual property.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the Company’s determination of the fair values of the Baker Notes, SSNs and Purchase Rights, included the following, among others:

–	We evaluated management’s ability to accurately forecast future revenue by comparing actual revenues to management’s historical forecasts.

–	We evaluated the reasonableness of management’s forecasts of future revenue by comparing the forecasts to (1) historical results, (2) internal communications to management and the Board of Directors, and (3) the overall estimated market size.

–	With the assistance of fair value specialists, we evaluated the reasonableness of the probability of scenarios used in the Monte Carlo simulation and the royalty and discount rates by (1) testing the underlying source information and mathematical accuracy of the calculations, (2) developing a range of independent estimates and comparing those to the probability scenarios and discount rates selected by management, and (3) understanding the facts and circumstances around the selected probability weightings for each scenario and selected royalty and discount rates.

We have served as the Company’s auditor since 2023.

/s/ BPM, LLP

Sacramento, California

March 23, 2025

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share data)

	As of
	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$-	$-
Restricted cash	741	580
Trade accounts receivable, net	9,832	5,738
Inventories	1,577	1,697
Prepaid and other current assets	1,459	1,195
Total current assets	13,609	9,210

Property and equipment, net	458	1,203
Operating lease right-of-use assets	89	106
Intangible asset, net (Note 7)	9,597	-
Other noncurrent assets	36	35
Total assets	$23,789	$10,554
Liabilities, convertible and redeemable preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$16,172	$17,020
Notes - carried at fair value (Note 4)	14,974	14,731
Convertible notes - Adjuvant (Note 4)	30,769	28,537
Short term debt	135	-
Accrued expenses	5,509	4,227
Accrued compensation	3,494	2,609
Operating lease liabilities - current	82	97
Derivative liabilities	1,359	1,926
Contingent liabilities - current (Note 7)	592	-
Other current liabilities	7,362	3,316
Total current liabilities	80,448	72,463
Operating lease liabilities- noncurrent	7	8
Contingent liabilities - noncurrent (Note 7)	9,809	-
Total liabilities	90,264	72,471
Commitments and contingencies (Note 7)	-	-
Convertible and redeemable preferred stock, $0.0001 par value, senior to common stock
Series E-1 and F-1 convertible and redeemable preferred stock, 2,300 and 95,000 shares authorized; 2,068 and 1,874 shares of E-1 issued and outstanding as of December 31, 2024 and 2023, respectively; 26,280 and 22,280 shares of F-1 issued and outstanding at December 31, 2024 and 2023, respectively	4,782	4,593
Stockholders’ deficit:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding as of December 31, 2024 and 2023, respectively	-	-
Common Stock, $0.0001 par value; 3,000,000,000 shares authorized; 113,356,354 and 20,007,799 shares issued and outstanding as of and December 31, 2024 and 2023, respectively	11	2
Additional paid-in capital	829,026	823,036
Accumulated other comprehensive loss	(2,630)	(849)
Accumulated deficit	(897,664)	(888,699)
Total stockholders’ deficit	(71,257)	(66,510)
Total liabilities, convertible and redeemable preferred stock and stockholders’ deficit	$23,789	$10,554

See accompanying notes to the consolidated financial statements.

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Years Ended December 31,
	2024	2023
Product sales, net	$19,363	$18,218

Operating Expenses:
Cost of goods sold	3,834	6,512
Amortization of intangible asset	619	-
Research and development	1,845	2,939
Selling and marketing	9,176	11,664
General and administrative	11,565	14,950
Total operating expenses	27,039	36,065
Loss from operations	(7,676)	(17,847)
Other income (expense):
Interest income	16	31
Other expense, net	(2,575)	(2,628)
Loss on issuance of financial instruments	(3,300)	(6,776)
Gain on debt extinguishment, net	977	75,337
Change in fair value of financial instruments	3,698	4,879
Total other income (expense), net	(1,184)	70,843
Income (loss) before income tax	(8,860)	52,996
Income tax expense	-	(17)
Net income (loss)	(8,860)	52,979
Convertible preferred stock deemed dividends	(105)	(2,984)
Net income (loss) attributable to common stockholders	$(8,965)	$49,995
Net income (loss) per share attributable to common stockholders:
Basic (Note 2)	$(0.12)	$10.36
Diluted (Note 2)	$(0.12)	$0.05
Weighted-average shares used to compute net income (loss) per share attributable to common shareholders:
Basic	75,195,615	4,826,763
Diluted	75,195,615	984,038,574

See accompanying notes to the consolidated financial statements.

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE OPERATIONS

(In thousands, except share and per share data)

	Years Ended December 31,
	2024	2023
Net income (loss)	$(8,860)	$52,979
Other comprehensive income (loss):
Change in fair value of financial instruments attributed to credit risk change (Note 4)	(1,924)	22,814
Reclassification adjustment related to debt extinguishment	143	(73,187)
Comprehensive income (loss)	$(10,641)	$2,606

See accompanying notes to consolidated financial statements.

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONVERTIBLE AND REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands, except share data)

	Series E-1 Convertible and Redeemable Preferred Stock		Series F-1 Convertible and Redeemable Preferred Stock		Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income	Deficit	Deficit
Balance as of December 31, 2022	-	$-	-	$-	984,786	$-	$817,367	$49,527	$(938,694)	$(71,800)
Issuance of common stock upon cash exercise of warrants	-	-	-	-	1,760,544	-	284	-	-	284
Issuance of common stock upon noncash exercise of Purchase Rights (Note 4)	-	-	-	-	16,534,856	2	424	-	-	426
Issuance of SSNs (Note 4)	-	-	-	-	-	-	5,420	-	-	5,420
Issuance of common stock upon conversion of note	-	-	-	-	730,997	-	-	-	-	-
Issuance of convertible and redeemable preferred stock upon exchange of notes with existing equity holders	1,800	1,800	-	-	-	-	(1,797)	(3)	-	(1,800)
Issuance of convertible and redeemable preferred stock upon exchange of partial purchase rights value and warrants (Note 8)	-	-	22,280	2,719	-	-	(13)	-	(2,748)	(2,761)
Adjustment related to reverse stock split (fractional shares)	-	-	-	-	(3,384)	-	-	-	-	-
Change in fair value of financial instruments attributed to credit risk change (Note 4)	-	-	-	-	-	-	-	22,814	-	22,814
Adjustment related to downround feature for financial instrument	-	-	-	-	-	-	162	-	(162)	-
Stock-based compensation	-	-	-	-	-	-	1,189	-	-	1,189
Reverse of AOCI upon Baker’s 4th Amendment	-	-	-	-	-	-	-	(73,187)	-	(73,187)
Series E-1 Shares dividends	74	74	-	-	-	-	-	-	(74)	(74)
Net income	-	-	-	-	-	-	-	-	52,979	52,979
Balance as of December 31, 2023	1,874	$1,874	22,280	$2,719	20,007,799	$2	$823,036	$(849)	$(888,699)	$(66,510)

	Series E-1 Convertible and Redeemable Preferred Stock		Series F-1 Convertible and Redeemable Preferred Stock		Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Deficit
Balance as of December 31, 2023	1,874	$1,874	22,280	$2,719	20,007,799	$2	$823,036	$(849)	$(888,699)	$(66,510)
Issuance of common stock upon noncash exercise of warrants	-	-	-	-	246,153	-	15	-	-	15
Issuance of common stock upon noncash exercise of purchase rights	-	-	-	-	69,875,000	7	162	-	-	169
Issuance of common stock upon conversion of notes	-	-	-	-	23,227,402	2	50	-	-	52
Extinguishment of Baker Notes (Note 4)	-	-	-	-	-	-	-	143	-	143
Stock-based compensation	-	-	-	-	-	-	847	-	-	847
Change in fair value of financial instruments attributed to credit risk change (Note 4)	-	-	-	-	-	-	-	(1,924)	-	(1,924)
Series E-1 Shares dividends	194	105	-	-	-	-	-	-	(105)	(105)
Issuance of Series F-1 Shares to Aditxt, including reinstatement proceeds - Related Party	-	-	4,000	84	-	-	4,916	-	-	4,916
Net loss	-	-	-	-	-	-	-	-	(8,860)	(8,860)
Balance as of December 31, 2024	2,068	$1,979	26,280	$2,803	113,356,354	$11	$829,026	$(2,630)	$(897,664)	$(71,257)

See accompanying notes to the consolidated financial statements.

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years ended December 31,
	2024	2023

Cash flows from operating activities:
Net income (loss)	$(8,860)	$52,979
Adjustments to reconcile net income (loss) to net cash, cash equivalents and restricted cash used in operating activities:
Loss on issuance of financial instruments	3,300	6,776
Gain on debt extinguishment	(977)	(75,337)
Change in fair value of financial instruments	(3,698)	(4,879)
Inventory write-down for excess & obsolescence	63	1,576
Loss on contingent liability	840	-
Stock-based compensation	847	1,189
Depreciation	30	477
Amortization of intangible asset	619	-
Noncash interest expense	2,243	2,270
Noncash right-of-use asset amortization	107	1,304
Net gain on lease termination	-	(466)
Net loss on disposal or impairment of property and equipment	734	2,511
Gain on accounts payable settlements	-	(2,096)
Changes in operating assets and liabilities:
Trade accounts receivable	(4,094)	(4,612)
Inventories	57	2,106
Prepaid and other assets	(265)	3,661
Accounts payable	(910)	4,090
Accrued expenses and other liabilities	5,300	527
Accrued compensation	885	434
Operating lease liabilities	(106)	(1,478)
Net cash and restricted cash used in operating activities	(3,885)	(8,968)
Cash flows from investing activities:
Payments related to asset acquisition	(555)	-
Purchases of property and equipment	(14)	(4)
Net cash and restricted cash used in investing activities	(569)	(4)
Cash flows from financing activities:
Proceeds from issuance of common stock - exercise of warrants	-	290
Borrowings under short term debt	397	5,640
Proceeds from issuance of Series F-1 Shares to Aditxt, including reinstatement proceeds - Related Party	5,000	-
Payments under short term debt and Notes – carried at fair value	(782)	(1,154)
Net cash and restricted cash provided by financing activities	4,615	4,776
Net change in cash, cash equivalents and restricted cash	161	(4,196)
Cash, cash equivalents and restricted cash, beginning of period	580	4,776
Cash, cash equivalents and restricted cash, end of period	$741	$580
Supplemental cash flow information:
Cash paid for interest	159	338
Cash paid for taxes	8	4
Supplemental disclosure of noncash investing and financing activities:
Exchange of convertible notes to Series E-1 Shares	-	1,800
Exchange of warrants and partial purchase rights value to Series F-1 Shares	-	2,761
Issuance of common stock upon exercise of purchase rights	169	426
Series E-1 Shares deemed dividends	105	74
Right-of-use assets obtained for lease liabilities (fleet lease renewals)	90	-
Issuance of common stock upon conversion of notes	52	-
Issuance of common stock upon exercise of warrants	15	-
Purchases of property and equipment included in accounts payable and accrued expenses	84	-
Incurrence of contingent liabilities	13,743	-

See accompanying notes to the consolidated financial statements.

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business and Basis of Presentation

Description of Business

Evofem is a San Diego-based, commercial-stage biopharmaceutical company committed to commercializing innovative products to address unmet needs in women’s sexual and reproductive health.

The Company’s first commercial product, PHEXXI® (lactic acid, citric acid, and potassium bitartrate) vaginal gel (PHEXXI), was approved by the U.S. Food and Drug Administration (FDA) on May 22, 2020. It is the first and only FDA-approved, hormone-free, woman-controlled, on-demand prescription contraceptive gel. The Company commercially launched PHEXXI in September 2020 and has grown net sales in each successive year.

On July 14, 2024, the Company acquired global rights to SOLOSEC® and relaunched the brand in November 2024. SOLOSEC is an FDA-approved single-dose oral antimicrobial agent provides a complete course of therapy for the treatment of two common sexual health infections – bacterial vaginosis (BV) and trichomoniasis. This acquisition aligns with and advances the Company’s mission to commercialize innovative and differentiated products for women’s sexual and reproductive health. The Transferred Assets, as defined in the SOLOSEC Asset Purchase Agreement, included all registered intellectual property related to SOLOSEC (SOLOSEC IP) as well as assorted SOLOSEC related documentation and contracts. The Company accounted for this acquisition as an asset acquisition, pursuant to which the Company recorded contingent liabilities for the fair value of future sales-based payments and an intangible asset for the fair value of the SOLOSEC IP plus certain transaction costs; see Note 6 – Fair Value of Financial Instruments and Note 7 – Commitments and Contingencies for more detailed information about the asset acquisition accounting and fair value methodology.

On December 11, 2023, the Company entered into an Agreement and Plan of Merger, as amended, (the Merger Agreement) with Aditxt, Inc., a Delaware corporation (Aditxt) and Adifem, Inc. (f/k/a Adicure, Inc.), a Delaware corporation and a wholly-owned Subsidiary of Aditxt (Merger Sub), respectively, (collectively, the Parties), pursuant to which, and on the terms and subject to the conditions thereof, the Merger Sub is expected to merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Aditxt (the Merger). The Parties entered into an amended and restated Merger Agreement (the A&R Merger Agreement) in July 2024 and subsequently amended the A&R Merger Agreement in August, September, October, and November 2024.

Basis of Presentation and Principles of Consolidation

The Company prepared the consolidated financial statements in accordance with U.S. GAAP and the rules and regulations of the Securities and Exchange Commission (SEC) related to annual reports on Form 10-K. The Company’s financial statements are presented on a consolidated basis, which include the accounts of the Company and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Risks, Uncertainties and Going Concern

Any disruptions in the commercialization of PHEXXI or SOLOSEC and/or their supply chains could have a material adverse effect on the Company’s business, results of operations and financial condition.

The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities, in the normal course of business, and does not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result from the outcome of this uncertainty.

The Company’s principal operations are related to the commercialization of PHEXXI and since July 2024, SOLOSEC. Additional activities have included raising capital, identifying alternative manufacturing to lower PHEXXI cost of goods sold (COGS), seeking ex-U.S. licensing partners to add non-dilutive capital to the balance sheet, seeking product in-licensing/acquisition opportunities to expand and diversify the U.S. revenue stream, and establishing and maintaining a corporate infrastructure to support a commercial product. The Company has incurred operating losses and negative cash flows from operating activities since inception. As of December 31, 2024, the Company had a working capital deficit of $66.8 million and an accumulated deficit of $897.7 million.

Since October 3, 2022, the Company’s common stock has traded on the OTC Venture Market (the OTCQB) of the OTC Markets Group, Inc. (the OTC Markets), a centralized electronic quotation service for over-the-counter securities, under the symbol “EVFM.” The OTCQB imposes, among other requirements, a minimum $0.01 per share bid price requirement (the Bid Price Requirement) for continued inclusion on the OTCQB. The closing bid price for the Company’s common stock must remain at or above $0.01 per share to comply with the Bid Price Requirement for continued listing. On January 6, 2025, the Company received a written notice (the OTC Markets Notice) from the OTC Markets notifying the Company that, because the closing bid price for the Company’s common stock was below $0.01 per share for 30 consecutive calendar days, the Company is not currently in compliance with the minimum bid price requirement for continued listing on the OTCQB, as set forth in the OTCQB listing standards, section 2.3 (the Minimum Bid Price Requirement). The OTC Markets Notice has no immediate effect on the listing of the Company’s common stock on OTCQB, and, therefore, the Company’s listing remains fully effective. In accordance with OTCQB Listing Standards, Section 4.1 the Company has a compliance period of 90 calendar days, or until April 6, 2025, to regain compliance with the Minimum Bid Price Requirement. Compliance may be achieved if the Company’s closing bid price is equal to or greater than $0.01 for ten consecutive trading days at any time during the 90-day compliance period, in which case OTC Markets will notify the Company of its compliance and the matter will be closed. If the Company does not regain compliance with the Minimum Bid Price Requirement by April 6, 2025, OTC Markets will provide written notification to the Company that its common stock will be removed from OTCQB and will begin trading on the OTC Pink Current. The Company intends to continue actively monitoring the closing bid price for the Company’s common stock between now and April 6, 2025, and will consider available options to resolve the deficiency and regain compliance with the Minimum Bid Price Requirement, however there can be no assurance that the Company will regain compliance. As of March 14, 2025, the closing bid price was $0.008.

Management’s plans to meet its cash flow needs in the next 12 months include generating recurring product revenue from PHEXXI and SOLOSEC, restructuring its current payables, and obtaining additional funding through means such as the issuance of preferred stock to Aditxt as was done under the A&R Merger Agreement, as amended, non-dilutive financings, or through collaborations or partnerships with other companies, including license agreements for PHEXXI and/or SOLOSEC in the U.S. or foreign markets, or other potential business combinations.

The Company anticipates it will continue to incur net losses for the foreseeable future. According to management estimates, liquidity resources as of December 31, 2024 were not sufficient to maintain the Company’s cash flow needs for the twelve months from the date of issuance of these consolidated financial statements.

If the Company is not able to obtain the required funding through a significant increase in revenue, equity or debt financings, license agreements for PHEXXI and/or SOLOSEC, or other means, or is unable to obtain funding on terms favorable to the Company, or if there is another event of default affecting the notes payable, or if the Company is enjoined from using the PHEXXI mark, there will be a material adverse effect on commercialization operations and the Company’s ability to execute its strategic development plan for future growth. If the Company cannot successfully raise additional funding and implement its strategic development plan, the Company may be forced to make further reductions in spending, including spending in connection with its commercialization activities, extend payment terms with suppliers, liquidate assets where possible at a potentially lower amount than as recorded in the consolidated financial statements, suspend or curtail planned operations, or cease operations entirely. Any of these could materially and adversely affect the Company’s liquidity, financial condition and business prospects, and the Company would not be able to continue as a going concern. The Company has concluded that these circumstances and the uncertainties associated with the Company’s ability to obtain additional equity or debt financing on terms that are favorable to the Company, or at all, and otherwise succeed in its future operations raise substantial doubt about the Company’s ability to continue as a going concern.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the notes thereto.

Significant estimates affecting amounts reported or disclosed in the consolidated financial statements include, but are not limited to: the assumptions used in measuring the revenue gross-to-net variable consideration items; the trade accounts receivable credit loss reserve estimate; the assumptions used in estimating the fair value of convertible notes, purchase rights, Series F-1 Shares issued, and warrants issued; asset acquisition intangible asset, and contingent liabilities; the useful lives of property and equipment; the recoverability of long-lived assets; the assumptions used in estimating the fair value of stock-based compensation expense; the valuation of inventory; and the valuation of deferred tax assets. These assumptions are more fully described in Note 2 – Summary of Significant Accounting Policies, Note 3 - Revenue, Note 4 - Debt, Note 6 - Fair Value of Financial Instruments, Note 7 - Commitments and Contingencies, Note 9 - Stock-based Compensation, and Note 11 – Income Taxes. The Company bases its estimates on historical experience and other market-specific or other relevant assumptions that it believes to be reasonable under the circumstances and adjusts when facts and circumstances dictate. The estimates are the basis for making judgments about the carrying values of assets, liabilities and recorded expenses that are not readily apparent from other sources. As future events and their effects cannot be determined with precision, actual results may materially differ from those estimates or assumptions.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker (CODM), the Chief Executive Officer of the Company, in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business in one operating segment. The Company’s CODM assesses performance and decides how to allocate resources for the Company’s one operating segment based on consolidated net loss that is reported on the consolidated statements of operations. The Company has also evaluated the significant segment expenses incurred by the single segment that are regularly provided to the CODM. The significant segment expenses regularly provided to the CODM are consistent with those reported on the consolidated statements of operations and include cost of goods sold, research and development, selling and marketing, and general and administrative. The CODM uses these expense categories, along with product sales, net information, to make key operating decisions such as: the strategic direction of the Company, pursuing and/or approving product acquisitions, decisions about key personnel, and approving annual operating budgets. The Company manages assets on a consolidated basis as reported on the consolidated balance sheets.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents and restricted cash. Deposits in the Company’s checking, time deposit and investment accounts are maintained in federally insured financial institutions and are subject to federally insured limits or limits set by Securities Investor Protection Corporation. The Company invests in funds through a major U.S. bank and is exposed to credit risk in the event of default to the extent of amounts recorded on the consolidated balance sheets.

The Company has not experienced any losses in such accounts and believes it is not exposed to significant concentrations of credit risk on its cash, cash equivalents and restricted cash balances on amounts in excess of federally insured limits due to the financial position of the depository institutions in which these deposits are held.

The Company is also subject to credit risk related to its trade accounts receivable from product sales. Its customers are located in the U.S. and consist of wholesale distributors, retail pharmacies, and mail-order specialty pharmacies. The Company extends credit to its customers in the normal course of business after evaluating their overall financial condition and evaluates the collectability of its accounts receivable by periodically reviewing the age of the receivables, the financial condition of its customers, and its past collection experience. Historically, the Company has not experienced any credit losses.

Products are distributed primarily through three major distributors and mail-order pharmacies, who receive service fees calculated as a percentage of the gross sales, and a fee-per-unit shipped, respectively. These entities are not obligated to purchase any set number of units and distribute products on demand as orders are received.

For the years ended December 31, 2024, and 2023, the Company’s three largest customers combined made up approximately 81% and 84% of its gross product sales, respectively. As of December 31, 2024 and 2023, the Company’s three largest customers combined made up 89% and 87% of its trade accounts receivable balance, respectively.

Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents consist of readily available cash in checking accounts and money market funds. Restricted cash consists of cash held in monthly time deposit accounts and letters of credit as described in Note 7 - Commitments and Contingencies. During the year ended December 31, 2023, the Company’s letters of credit of $0.3 million for its fleet leases were released. Upon receipt of a notice of default from its landlord on March 20, 2023, for failing to pay March 2023 rent timely resulting in a breach under the office lease agreement, the Company’s letter of credit in the amount of $0.8 million in restricted cash was recovered by the landlord.

Additionally, the remaining funds of the $25.0 million received from the issuance of Adjuvant Notes (as defined below) in the fourth quarter of 2020 are classified as restricted cash since the Company is contractually obligated to use these funds for specific purposes.

For the years ended December 31, 2024 and 2023, the Company’s cash, cash equivalents, and restricted cash reported within the consolidated statements of cash flows include restricted cash only.

Trade Accounts Receivable and Allowance

Trade accounts receivable are amounts owed to the Company by its customers for products that have been delivered. The trade accounts receivable are recorded at the invoice amount, less prompt pay and other discounts, chargebacks and an allowance for credit losses, if any. The allowance for credit losses is the Company’s estimate of losses over the life of the receivables. The Company determines the allowance for credit losses based on its historical payment information by customer and the analysis of the trade accounts receivable balance by customer segment. When the collectability of an invoice is no longer probable, the Company will create a reserve for that specific receivable. If a receivable is determined to be uncollectible, it is charged against the general credit loss reserve or the reserve for the specific receivable, if one exists. No allowance was deemed necessary at December 31, 2024 or 2023.

Intangible Assets

Finite lived intangible assets, including the SOLOSEC IP acquired as part of the SOLOSEC asset acquisition as described further in Note 6 – Fair Value of Financial Instruments and Note 7 – Commitments and Contingencies, are amortized on a straight-line basis over their estimated useful lives. Intangible assets are typically only recognized when an asset is acquired as part of a business combination or asset acquisition. In the case of a business combination, the initial value is based on the fair value of the asset as determined by a third-party valuation. In the case of intangible assets acquired through an asset acquisition, the initial value includes the fair value of the consideration paid plus any direct acquisition related expenses allocated to the acquired intangible assets based on their relative fair values. For intangible assets acquired in an asset acquisition with contingent liabilities as part of the consideration, the Company will adjust the carrying value of the intangible assets as part of the quarterly adjustment to bring the contingent consideration to fair value. Additionally, the Company reviews the carrying amount of its amortizing intangible assets for possible impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. When testing for impairment, the Company compares the undiscounted cash flows of the asset or asset group to its carrying value. If the estimated undiscounted cash flows exceed the carrying value, no impairment is recorded. If the undiscounted cash flows do not exceed the carrying value, an impairment is recorded to bring the carrying value of the asset down to its fair value.

Fair Value of Financial Instruments

The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities that are required to be recorded at fair value, the Company considers the principal or most advantageous market in which to transact and the market-based risk. The Company applies fair value accounting for all assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis.

The valuation of assets and liabilities are subject to fair value measurements using a three-tiered approach. Fair value measurement is classified and disclosed by the Company in one of the following three categories:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2:	Quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported by little or no market activity).

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, restricted cash, accounts payable, accrued expenses and accrued compensation approximate their fair values due to their short-term nature.

The Company believes that the Adjuvant Notes bear interest at a rate that approximates prevailing market rates for instruments with similar characteristics. The Company estimates the fair value of other instruments carried at fair value utilizing a specialist using a Monte Carlo methodology as described in Note 6 – Fair Value of Financial Instruments. Based on the assumptions used to value these instruments at fair value, these instruments are categorized as Level 3 in the fair value hierarchy.

Inventories

Inventories, consisting of purchased materials, direct labor and manufacturing overheads, are stated at the lower of cost, or net realizable value. Cost is determined on a first-in, first-out basis. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. At each balance sheet date, the Company evaluates ending inventories for excess quantities, obsolescence, or shelf-life expiration. The evaluation includes an analysis of the Company’s current and future strategic plans, anticipated future sales, the price projections of future demand, and the remaining shelf life of goods on hand. To the extent that management determines there are excess or obsolete inventory or quantities with a shelf life that is too near its expiration for the Company to reasonably expect that it can sell those products prior to their expiration, the Company adjusts the carrying value to estimated net realizable value in accordance with the first-in, first-out inventory costing method.

Inventories consist of the following (in thousands) for the period indicated:

	December 31,
	2024	2023
Raw materials (1)	$350	$520
Work in process	982	386
Finished goods (1)	245	791
Total	$1,577	$1,697

(1)	The raw materials and finished goods balances included a combined estimated reserve on obsolescence and excess inventory which might not be sold prior to expiration of $0.3 million as of both December 31, 2024 and 2023, based upon assumptions about future manufacturing needs and gross sales of PHEXXI. Inventory associated with the additional write-down of $1.3 million recorded during the year ended December 31, 2023, was disposed and is no longer in the inventory balance as of December 31, 2023. There was a write-down of less than $0.1 million in 2024.

Property and Equipment

Property and equipment generally consist of manufacturing and research equipment, computer equipment and software and office furniture. Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets (generally three to five years) using the straight-line method. Leasehold improvements are stated at cost and are amortized on a straight-line basis over the lesser of the remaining term of the related lease or the estimated useful lives of the assets. Repairs and maintenance costs are charged to expense as incurred and improvements and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the consolidated balance sheets and any resulting gain or loss is reflected in the consolidated statements of operations in the period realized.

Impairment of Long-lived Assets

The Company reviews property and equipment for impairment on an annual basis and whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. An impairment loss would be recognized when estimated future undiscounted cash flows relating to the asset or asset group are less than its carrying amount. An impairment loss is measured as the amount by which the carrying amount of an asset or asset group exceeds its fair value. The Company recognized an impairment of approximately $0.7 million related to equipment that was recorded as construction in-process during the year ended December 31, 2024 and such amount was immaterial in the year ended December 31, 2023.

Clinical Trial Accruals

As part of the process of preparing the consolidated financial statements, the Company is required to estimate expenses resulting from obligations under contracts with vendors, clinical research organizations (CROs), consultants and under clinical site agreements relating to conducting clinical trials. The financial terms of these contracts vary and may result in payment flows that do not match the periods over which materials or services are provided under such contracts.

The Company’s objective is to reflect the appropriate clinical trial expenses in our consolidated financial statements by recording those expenses in the period in which services are performed and efforts are expended. The Company accounts for these expenses according to the progress of the clinical trial as measured by patient progression and the timing of various aspects of the trial. Management determines accrual estimates through financial models and discussions with applicable personnel and outside service providers as to the progress of clinical trials.

During a clinical trial, the Company adjusts the clinical expense recognition if actual results differ from its estimates. The Company makes estimates of accrued expenses as of each balance sheet date based on the facts and circumstances known at that time. The Company’s clinical trial accruals are partially dependent upon accurate reporting by CROs and other third-party vendors. The Company’s understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low for any period.

Fair Value of Warrants

Upon the issuance of warrants, they are initially measured at fair value and reviewed for the appropriate classification (liability or equity). Warrants determined to require liability accounting are subsequently re-measured with changes in fair value being recognized as a component of other income (expense), net in the consolidated statements of operations. Warrants are valued using an option pricing model based on the applicable assumptions, which include the exercise price of the warrants, time to expiration, expected volatility of our peer group, risk-free interest rate, and expected dividends. The Company re-evaluates the classification of its warrants at each balance sheet date to determine the proper balance sheet classification for each warrant. The assumptions used in the Option Pricing Model (OPM) are considered level 3 assumptions and include, but are not limited to, the market value of invested capital, our cumulative equity value as a proxy for the exercise price, the expected term the purchase rights will be held prior to exercise and a risk-free interest rate, and probability of change of control events.

Leases

The Company determines if an arrangement is a lease or implicitly contains a lease as well as if the lease is classified as an operating or finance lease in accordance with ASC 842, Leases (ASC 842), at inception based on the lease definition. Operating leases are included in operating lease ROU assets and operating lease liabilities in the Company’s consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term. Lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at commencement date or the adoption date for existing leases based on the present value of lease payments over the lease term using an estimated discount rate.

For leases which do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at commencement date or the adoption date in determining the present value of lease payments over a similar term. In determining the estimated incremental borrowing rate, the Company considers a rate obtained from its primary banker for discussion purposes of a potential collateralized loan with a term similar to the lease term; the Company’s historical borrowing capability in the market; and the Company’s costs incurred for underwriting discounts and financing costs in its previous equity financings. For leases which have an implicit rate, the Company uses the rate implicit in the lease to determine the present value of the lease payments. The ROU assets also include any lease payments made and exclude lease incentives. For operating leases, lease expense is recognized on a straight-line basis over the lease term. Lease and non-lease components within a contract are generally accounted for separately. Short-term leases of 12 months or less, if any, are expensed as incurred which approximates the straight-line basis due to the short-term nature of the leases.

Operating lease ROU assets and lease liabilities were $0.1 million each on both December 31, 2024 and 2023. See Note 7 - Commitments and Contingencies for more detailed discussions on leases and financial statements information under ASC 842.

Revenue

The Company recognizes revenue from the sale of PHEXXI and SOLOSEC in accordance with ASC 606, Revenue from Contracts with Customers (ASC 606). The provisions of ASC 606 require the following steps to determine revenue recognition: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

An estimate for variable consideration is made with each sale and is recorded in conjunction with the revenue being recognized. To calculate the variable consideration, the Company uses the expected value method and the amount is recorded either as a reduction to accounts receivable or as a current liability based on the nature of the allowance and the terms of the related arrangements.

Research and Development

Research and development expenses include costs associated with the Company’s research and development activities, including, but not limited to, payroll and personnel-related expenses, stock-based compensation expense, materials, laboratory supplies, clinical studies, and outside services. Research and development costs are expensed as incurred, except when accounting for nonrefundable advance payments for goods or services not yet received. These payments, if any, are capitalized at the time of payment and expensed as the related goods are delivered or the services are performed.

Advertising

Costs for producing advertising are expensed when incurred. Costs for communicating advertising, such as television commercial airtime and print media space, are recorded as prepaid expenses and then expensed when the advertisement occurs. Advertising costs were immaterial in both of the presented periods.

Patent Expenses

The Company expenses all costs incurred relating to patent applications, including, but not limited to, direct application fees and the legal and consulting expenses related to making such applications. Such costs are included in general and administrative expenses in the consolidated statements of operations.

Stock-based Compensation

Stock-based compensation expense for stock options issued to employees, non-employee directors and consultants is measured based on estimating the fair value of each stock option on the date of grant using the Black-Scholes (BSM) option-pricing model.

The following table summarizes the Company’s stock-based awards expensing policies for employees and non-employees:

Employees and Nonemployee Consultants
Service only condition	Straight-line based on the grant date fair value
Performance criterion is probable of being met:
Service criterion is complete	Recognize the grant date fair value of the award(s) once the performance criterion is considered probable of occurrence

Service criterion is not complete	Expense using an accelerated multiple-option approach(1) over the remaining requisite service period
Performance criterion is not probable of being met:	No expense is recognized until the performance criterion is considered probable at which point expense is recognized using an accelerated multiple-option approach

(1)	The accelerated multiple-option approach results in compensation expense being recognized for each separately vesting tranche of the award as though the award was in substance multiple awards and, therefore, results in accelerated expense recognition during the earlier vesting periods.

Fair Value of Stock Options

The fair value of stock options is determined using the BSM option-pricing model based on the applicable assumptions, which includes the exercise price of options, time to expiration, expected volatility of our peer group, risk-free interest rate and expected dividend. The Company records forfeitures when they occur. The Company did not issue any stock options in either period presented.

Performance-based Awards

For performance-based RSAs (i) the fair value of the award is determined on the grant date, (ii) the Company assesses the probability of the individual milestone under the award being achieved, and (iii) the fair value of the shares subject to the milestone is expensed over the implicit service period commencing once management believes the performance criteria is probable of being met. If the performance-based RSAs are modified, the Company applies the share-based payment modification accounting in accordance with ASC 718, Compensation-Stock Compensation (ASC 718). The Company did not issue any performance-based awards in either period presented.

Income Taxes

The accounting guidance for uncertainty in income taxes prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities based on the technical merits of the position.

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and the tax reporting basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized. When the Company establishes or reduces the valuation allowance against its deferred tax assets, its provision for income taxes will increase or decrease, respectively, in the period such determination is made.

Net Income (Loss) per Share

Basic net income (loss) per share attributable to common stockholders is calculated by dividing the net income (loss) by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. The net income (loss) available to common stockholders is adjusted for amounts in accumulated deficit related to the deemed dividends triggered for certain financial instruments. Such adjustment was $0.1 million and $3.0 million in the years ended December 31, 2024 and 2023, respectively. Diluted net loss per share is computed by dividing the net loss by the weighted-average number of common shares and potentially dilutive securities outstanding for the period determined using the treasury-stock and if-converted methods. For purposes of the diluted net loss per share calculation, potentially dilutive securities are excluded from the calculation of diluted net loss per share because their effect would be anti-dilutive and therefore, basic and diluted net loss per share were the same for the year ended December 31, 2024. Potentially dilutive securities excluded from the calculation of diluted net loss per share are summarized in the table below. Common shares were calculated for the convertible preferred stock and the convertible debt using the if-converted method.

	Year ended December 31,
	2024	2023
Options to purchase common stock	3,372	3,747
Warrants to purchase common stock	20,807,539	21,053,694
Series E-1 Shares	134,326,229	30,472,989
Series F-1 Shares	1,706,493,507	370,731,708
Purchase rights to purchase common stock	1,519,148,899	385,312,084
Convertible debt	2,623,461,038	616,497,236
Total(1)	6,004,240,584	1,424,071,458

(1)	The potentially dilutive securities in the table above include all potentially dilutive securities that are not included in the diluted EPS as per U.S. GAAP, whereas the total common stock reserved for future issuance in Note 8 - Convertible and Redeemable Preferred Stock and Stockholders’ Deficit includes the shares that must legally be reserved based on the applicable instruments’ agreements.

The following table sets forth the computation of net income attributable to common shareholders, weighted average common shares outstanding for diluted net income per share, and diluted net income per share attributable to common shareholders for the year ended December 31, 2023 (in thousands, except share and per share amounts).

Year ended December 31,
2023
Numerator:
Net income attributable to common stockholders	$49,995
Adjustments:
Change in fair value of purchase rights	1,253
Noncash interest expense on convertible debt, net of tax	1,432
Net income attributable to common stockholders	$52,680
Denominator:
Weighted average shares used to compute net income attributable to common stockholder, basic	4,826,763
Add:
Pro forma adjustments to reflect assumed conversion of convertible debt	549,963,204
Pro forma adjustments to reflect assumed exercise of outstanding warrants and purchase rights	405,803,188
Pro forma adjustments to reflect the assumed conversion of Series E-1 Convertible Preferred Shares	12,272,683
Pro forma adjustments to reflect the assumed conversion of Series F-1 Convertible Preferred Shares	11,172,736
Weighted average shares used to compute net loss attributable to common stockholder, diluted	984,038,574
Net income per share attributable to common stockholders, diluted	$0.05

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU No. 2023-07, Improvements to Reportable Segment Disclosures, designed to improve financial reporting by requiring disclosure of incremental segment information to enable investors to develop more decision-useful financial analyses. ASU No. 2023-07 was effective for the Company beginning with the annual filing for the period ended December 31, 2024 and required retroactive application to comparison periods presented. For Companies that have only one reportable segment (such as the Company), all the requirements of ASU No. 2023-07 will be required to be disclosed regarding the one reportable segment. The Company adopted ASU No. 2023-07 by adding the required disclosures in this Annual Report.

No other significant new standards were adopted during the year ended December 31, 2024.

Recently Issued Accounting Pronouncements — Not Yet Adopted

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board or other standards setting bodies that are adopted as of the specified effective date.

In October 2023, the FASB issued ASU No. 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative, designed to clarify or improve disclosure and presentation requirements on a variety of topics and align the requirements in the FASB Accounting Standards Codification (ASC) with the SEC regulations. This guidance is effective for the Company no later than June 30, 2027. The Company is still evaluating the impacts of ASU No. 2023-06.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes: Improvements to Income Tax Disclosures addressing income tax disclosures, requiring entities to annually disclose specific categories in the rate reconciliation and provide additional information for certain reconciling items and categories. ASU No. 2023-09 will be effective for the Company beginning with the annual filing for the period ended December 31, 2025 and early adoption is allowed. The Company is currently evaluating the impacts of ASU No. 2023-09.

In November 2024, the FASB issued ASU No. 2024-04, Debt - Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments, designed to clarify the requirements for accounting for the settlement of a debt as an induced conversion versus as an extinguishment. This guidance is effective for the Company no later than January 1, 2026. The Company is still evaluating the impacts of ASU No. 2024-04.

The Company does not believe the impact of any other recently issued standards and any issued but not yet effective standards will have a material impact on its consolidated financial statements upon adoption.

3. Revenue

The Company recognizes revenue from the sale of PHEXXI and SOLOSEC in accordance with ASC 606, Revenue from Contracts with Customers (ASC 606). The provisions of ASC 606 require the following steps to determine revenue recognition: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

In accordance with ASC 606, the Company recognizes revenue when its performance obligation is satisfied by transferring control of the product to a customer. In accordance with the Company’s contracts with customers, control of the product is transferred upon the conveyance of title, which occurs when the product is sold to and received by a customer. The Company’s customers are located in the U.S. and consist of wholesale distributors, retail pharmacies, and mail-order specialty pharmacies. Payment terms typically range from 31 to 66 days, include prompt pay discounts, and vary by customer. Trade accounts receivable due to the Company from contracts with its customers are stated separately in the consolidated balance sheets, net of various allowances as described in the Trade Accounts Receivable policy in Note 2 - Summary of Significant Accounting Policies.

The amount of revenue recognized by the Company is equal to the amount of consideration that is expected to be received from the sale of product to its customers. Revenue is only recognized when the performance obligation is satisfied. To determine whether a significant reversal will occur in future periods, the Company assesses both the likelihood and magnitude of any such potential reversal of revenue.

PHEXXI is sold to customers at the WAC, or in some cases at a discount to WAC. However, the Company records product revenue net of reserves for applicable variable consideration. These types of variable consideration reduce revenue and include the following:

●	Distribution services fees

●	Prompt pay and other discounts

●	Product returns

●	Chargebacks

●	Rebates

●	Patient support programs, including our co-pay programs

An estimate for variable consideration is made with each sale and is recorded in conjunction with the revenue being recognized. To calculate the variable consideration, the Company uses the expected value method and the estimated amounts are recorded as a reduction to accounts receivable or as a current liability based on the nature of the allowance and the terms of the related arrangements. An estimated amount of variable consideration may differ from the actual amount. At each balance sheet date, these provisions are analyzed and adjustments are made if necessary. Any adjustments made to these provisions would also affect net product revenue and earnings.

In accordance with ASC 606, the Company must make significant judgments to determine the estimate for certain variable consideration. For example, the Company must estimate the percentage of end-users that will obtain the product through public insurance such as Medicaid or through private commercial insurance. To determine these estimates, the Company relies on historical sales data showing the amount of various end-user consumer types, inventory reports from the wholesale distributors and mail-order specialty pharmacy, and other relevant data reports.

The specific considerations that the Company uses in estimating these amounts related to variable consideration are as follows:

Distribution services fees – The Company pays distribution service fees to its wholesale distributors and mail-order specialty pharmacies. These fees are a contractually fixed percentage of WAC and are calculated at the time of sale based on the purchase amount. The Company considers these fees to be separate from the customer’s purchase of the product and, therefore, they are recorded in other current liabilities on the consolidated balance sheets.

Prompt pay and other discounts – The Company incentivizes its customers to pay their invoices on time through prompt pay discounts. These discounts are an industry standard practice, and the Company offers a prompt pay discount to each wholesale distributor and retail pharmacy customer. The specific prompt pay terms vary by customer and are contractually fixed. Prompt pay discounts are typically taken by the Company’s customers, so an estimate of the discount is recorded at the time of sale based on the purchase amount. Prompt pay discount estimates are recorded as contra trade accounts receivable on the consolidated balance sheets.

The Company may also give other discounts to its customers to incentivize purchases and promote customer loyalty. The terms of such discounts may vary by customer. These discounts reduce gross product revenue at the time the revenue is recognized.

Product returns – Customers have the right to return product that is within six months or less of the labeled expiration date or that is past the expiration date by no more than twelve months. PHEXXI was commercially launched in September 2020 with a 30-month shelf life. The shelf life increased to 48 months in June 2022. SOLOSEC has a shelf life of 60 months. The Company uses historical sales and return data to estimate future product returns. Product return estimates are recorded as other current liabilities on the consolidated balance sheets.

Chargebacks – Certain government entities and covered entities (e.g., Veterans Administration, 340B covered entities, group purchasing organizations) are able to purchase products at a price discounted below WAC. The difference between the government or covered entity purchase price and the wholesale distributor purchase price of WAC will be charged back to the Company. The Company estimates the amount of each chargeback channel based on the expected number of claims in each channel and related chargeback that is associated with the revenue being recognized for product that remains in the distribution channel at the end of each reporting period. Estimated chargebacks are recorded as contra trade accounts receivable on the consolidated balance sheets.

Rebates – The Company is subject to mandatory discount obligations under the Medicaid and Tricare programs. The rebate amounts for these programs are determined by statutory requirements or contractual arrangements. Rebates are owed after the product has been dispensed to an end user and the Company has been invoiced. Rebates for Medicaid and Tricare are invoiced in arrears. The Company also has a commercial rebate program whereby certain customers receive a rebate as contractually arranged. The Company estimates the amount of rebates based on the expected number of claims and related cost that is associated with the revenue being recognized for product that remains in the distribution channel at the end of each reporting period. Rebate estimates are recorded as other current liabilities on the consolidated balance sheets.

Patient support programs – The Company voluntarily offers a co-pay program to provide financial assistance to patients meeting certain eligibility requirements. The Company estimates the amount of financial assistance for these programs based on the expected number of claims and related cost associated with the revenue being recognized for product that remains in the distribution channel at the end of each reporting period. Patient support programs estimates are recorded as other current liabilities on the consolidated balance sheets.

The variable considerations discussed above were recorded in the consolidated balance sheets and consisted of $0.3 million in contra trade accounts receivable as of both December 31, 2024 and 2023 and $7.2 million and $3.2 million in other current liabilities as of December 31, 2024 and 2023, respectively.

4. Debt

Baker Notes (temporarily owned by Aditxt from December 11, 2023 through February 26, 2024 and owned by Future Pak, LLC since July 23, 2024)

On April 23, 2020, the Company entered into a Securities Purchase and Security Agreement (the Baker Bros. Purchase Agreement) with certain affiliates of Baker Bros. Advisors LP, as purchasers (the Baker Purchasers), and Baker Bros. Advisors LP, as designated agent, pursuant to which the Company agreed to issue and sell to the Baker Purchasers (i) convertible senior secured promissory notes (the Baker Notes) in an aggregate principal amount of up to $25.0 million and (ii) warrants to purchase shares of common stock (the Baker Warrants) in a private placement, which closed in two closings (April 24, 2020, the Baker Initial Closing, and June 9, 2020, the Baker Second Closing) As a result of the two closings, the Company issued and sold Baker Notes with an aggregate principal amount of $25.0 million and Baker Warrants exercisable for 2,731 shares of common stock. Upon the completion of the underwritten public offering in June 2020, the exercise price of the Baker Warrants was $4,575 per share. The Baker Warrants have a five-year term with a cashless exercise provision and are immediately exercisable at any time from their respective issuance date.

The Baker Notes have a five-year term, with no pre-payment ability during the first three years. Interest on the unpaid principal balance of the Baker Notes (the Baker Outstanding Balance) accrues at 10.0% per annum, with interest accrued during the first year from the two respective closing dates recognized as payment-in-kind. The effective interest rate for the periods was 10.0%. Accrued interest beyond the first year of the respective closing dates is to be paid in arrears on a quarterly basis in cash or recognized as payment-in-kind, at the direction of the Baker Purchasers. As discussed below, with the amendment to the Baker Bros. Purchase Agreement, interest payments were paid in-kind. Interest pertaining to the Baker Notes for the year ended December 31, 2024 was approximately $10.5 million, which was added to the outstanding principal balance. Interest pertaining to the Baker Notes for the year ended December 31, 2023 was approximately $8.7 million, which was added to the outstanding principal balance. The Company accounts for the Baker Notes under the fair value method as described below and, therefore, the interest associated with the Baker Notes is included in the fair value determination.

The Baker Notes were callable by the Company on 10 days’ written notice beginning on the third anniversary of the initial closing date of April 24, 2020 at a call price equal to 100% of the Baker Outstanding Balance plus accrued and unpaid interest if the Company’s common stock as measured using a 30-day volume weighted average price (VWAP) was greater than the benchmark price of $9,356.25 as stated in the Baker Bros. Purchase Agreement, or 110% of the Baker Outstanding Balance plus accrued and unpaid interest if the VWAP was less than such benchmark price. The Baker Purchasers also had the option to require the Company to repurchase all or any portion of the Baker Notes in cash upon the occurrence of certain events. In a repurchase event, as defined in the Baker Bros. Purchase Agreement, the repurchase price will equal 110% of the Baker Outstanding Balance plus accrued and unpaid interest. In the event of default or the Company’s change of control, the repurchase price would equal to the sum of (x) three times of the Baker Outstanding Balance plus (y) the aggregate value of future interest that would have accrued. The Baker Notes were convertible at any time at the option of the Baker Purchasers at the conversion price of $4,575 per share prior to the First and Second Baker Amendments (as defined below).

On November 20, 2021, the Company entered into the first amendment to the Baker Bros. Purchase Agreement (the First Baker Amendment), in which each Baker Purchaser had the right to convert all or any portion of the Baker Notes into common stock at a conversion price equal to the lesser of (a) $4,575 and (b) 115% of the lowest price per share of common stock (or, as applicable with respect to any equity securities convertible into common stock, 115% of the applicable conversion price) sold in one or more equity financings until the Company has met a qualified financing threshold defined as one or more equity financings resulting in aggregate gross proceeds to the Company of at least $50 million (the Financing Threshold).

The First Baker Amendment extended, effective upon the Company’s achievement of the Financing Threshold, the affirmative covenant to achieve $100.0 million in cumulative net sales of PHEXXI by June 30, 2022 to June 30, 2023. Additionally per the First Baker Amendment, if the Company were to issue warrants to purchase capital stock of the Company (or other similar consideration) in any equity financing that closed on or prior to the date on which the Company met the Financing Threshold, the Company was required to issue to the Baker Purchasers an equivalent coverage of warrants (or other similar consideration) on the same terms as if the Baker Purchasers had participated in the financing in an amount equal to the then outstanding principal of Baker Notes held by the Baker Purchasers. In satisfaction of this requirement and in connection with the closing of the May 2022 Public Offering, the Company issued warrants to purchase 582,886 shares of the Company’s common stock at an exercise price of $93.75 per share to the Baker Purchasers (the June 2022 Baker Warrants). As required by the terms of the First Baker Amendment, the June 2022 Baker Warrants have substantially the same terms as the warrants issued in the May 2022 Public Offering. Refer to Note 8 - Convertible and Redeemable Preferred Stock and Stockholders’ Deficit for further information. The exercise price of the initial Baker Warrants and the June 2022 Baker Warrants was reset multiple times as a result of various Notes issuances in accordance with the agreement. The exercise price was $0.0154 per share as of December 31, 2024.

On March 21, 2022, the Company entered into the second amendment to the Baker Bros. Purchase Agreement (the Second Baker Amendment), which granted each Baker Purchaser the right to convert all or any portion of the Baker Notes into common stock at a conversion price equal to the lesser of (a) $725.81 or (b) 100% of the lowest price per share of common stock (or as applicable with respect to any equity securities convertible into common stock, 100% of the applicable conversion price) sold in any equity financing until the Company (i) met the qualified financing threshold by June 30, 2022, defined as a single underwritten financing resulting in aggregate gross proceeds to the Company of at least $20 million (Qualified Financing Threshold) and (ii) disclosed top-line results from the EVOGUARD clinical trial (the Clinical Trial Milestone) on or before October 31, 2022. The Second Baker Amendment also provided that the exercise price of the Baker Warrants will equal the conversion price of the Baker Notes. The Company met the Qualified Financing Threshold upon the closing of the May 2022 Public Offering, and as of September 30, 2022, the conversion price and exercise price of the Baker Warrants was reset to $93.75. The Company achieved the Clinical Trial Milestone in October 2022. Also, with the achievement of the Qualified Financing Threshold and the Clinical Trial Milestone, the affirmative covenant to achieve $100.0 million in cumulative net sales of PHEXXI was extended to June 30, 2023, which was subsequently waived via the Baker Fourth Amendment as discussed below.

On September 15, 2022, the Company entered into the third amendment to the Baker Bros. Purchase Agreement (the Third Baker Amendment), pursuant to which the conversion price was amended to $26.25, subject to adjustment for certain dilutive Company equity issuance adjustments for a two-year period; an interest make-whole payment due in certain circumstances was removed; and certain change of control and liquidation payment amounts were reduced from three times the outstanding amounts of the Baker Notes to two times the outstanding amounts. In addition, the Third Baker Amendment provided that the Company may make future interest payments to the Baker Purchasers in kind or in cash, at the Company’s option. On the same day, the Company also entered into a Secured Creditor Forbearance Agreement with the Baker Purchasers (Forbearance Agreement), according to which the Baker Purchasers agreed to forebear the defaults that existed at that time.

On December 19, 2022, the Company entered into the First Amendment to the Forbearance Agreement (the Amendment) effective as of December 15, 2022 to amend certain provisions of the Forbearance Agreement dated September 15, 2022. The Amendment revised the Forbearance Agreement to (i) amend the Fifth Recital Clause to clarify that the Purchasers consent to any additional indebtedness pari passu, but not senior to that of the Purchasers, in an amount not to exceed $5.0 million, and (ii) strike and entirely replace Section 4 to clarify the terms of the Purchasers’ consent to Interim Financing (as defined therein). No other revisions were made to the Forbearance Agreement.

On March 7, 2023, Baker Bros. Advisors, LP (the Designated Agent) provided a Notice of Event of Default and Reservation of Rights (the Notice of Default) relating to the Baker Bros. Purchase Agreement. The Notice of Default claimed that the Company failed to maintain the “Required Reserve Amount” as required by the Third Baker Amendment. The Designated Agent, at the direction of the Baker Purchasers, accelerated repayment of the outstanding balance payable. As a result, approximately $92.7 million, representing two times the sum of the outstanding balance and all accrued and unpaid interest thereon and all other amounts due under the Baker Bros. Purchase Agreement and other documents, was due and payable within three business days of receipt of the Notice of Default. In addition, the Company did not meet the $100.0 million cumulative net sales threshold by June 30, 2023 and as such was in default as of that date. As discussed below, all existing defaults were cured upon the signing of the Fourth Baker Amendment.

On September 8, 2023, the Company entered into the Fourth Amendment to the Baker Bros. Purchase Agreement (the Fourth Baker Amendment) with the Baker Purchasers. The Fourth Amendment amends certain provisions within the Baker Bros. Purchase Agreement including:

(i)	the rescission of the Notice of Default delivered to the Company on March 7, 2023 and waiver of the Events of Default named therein;

(ii)	the waiver of any and all other Events of Default existing as of the Fourth Amendment date;

(iii)	the removal of the conversion feature into shares of Company common stock, including the removal of any requirement to reserve shares of common stock for conversion of the Baker Notes as well as any registration rights related thereto;

(iv)	the clarification that for the sole purpose of enabling ex-U.S. license agreements for such assets, any Patents, Trademarks or Copyrights acquired after the Effective Date shall be excluded from the definition of Collateral; and,

(v)	the removal of the requirement for the Company to achieve $100 million in cumulative net PHEXXI sales in the specified timeframe.

The outstanding balance of the Baker Notes will continue to accrue interest at 10% per annum and, in the event of a default in the agreement or a failure to pay the Repurchase Price (as defined below) on or before September 8, 2028 (the Maturity Date), the Baker Purchasers may collect on the full principal amount then outstanding.

The Company paid the required $1.0 million upfront payment in September 2023 and is required to make quarterly cash payments based upon a percentage of the Company’s global net product revenue. The cash payments will be determined based upon the quarterly global net revenue of PHEXXI according to the table below.

Quarterly global net revenue	Quarterly cash payment
≤ $5.0 million	3% of such global net revenues
>$5.0 million and ≤ $7.0 million	3% on net revenue ≤ $5.0 million; 4% on the net revenue over $5.0 million
Greater than $7.0 million	3% on the net revenue ≤ $5.0 million; 4% on the net revenue over $5.0 million and up to $7.0 million; 5% on net revenue over $7.0 million

The cash payments were payable beginning in the fourth quarter of 2023 and have been timely paid.

Regardless of the percentage paid, the quarterly cash payment amounts, along with the $1.0 million upfront payment, will be deducted from the Repurchase Price as Applicable Reductions. Quarterly cash payments that will be treated as Applicable Reductions paid to date as of December 31, 2024 amount to $0.7 million.

The Fourth Amendment also granted the Company the ability to repurchase the principal amount and accrued and unpaid interest of the Baker Notes for up to a five-year period for the one-time Repurchase Price designated below:

Date of Notes’ Repurchase	Repurchase Price
On or prior to September 8, 2024	$14,000,000 (less Applicable Reductions)
September 9, 2024-September 8, 2025	$16,750,000 (less Applicable Reductions)
September 9, 2025-September 8, 2026	$19,500,000 (less Applicable Reductions)
September 9, 2026-September 8, 2027	$22,250,000 (less Applicable Reductions)
September 9, 2027-September 8, 2028	$25,000,000 (less Applicable Reductions)

The Company evaluated whether any of the Embedded Features required bifurcation as a separate component. The Company elected the fair value option (FVO) under ASC 825, Financial Instruments (ASC 825), as the Baker Notes are qualified financial instruments and are, in whole, classified as liabilities. Under the FVO, the Company recognized the debt instrument at fair value, inclusive of the Embedded Features, with changes in fair value related to changes in the Company’s credit risk being recognized as a component of accumulated other comprehensive loss in the consolidated balance sheets. All other changes in fair value were recognized in the consolidated statements of operations.

Due to the execution of the Fourth Baker Amendment, the Company reviewed the Baker Notes in accordance with ASC 470, Debt (ASC 470). Because the Baker Notes were recorded under the FVO, the Fourth Amendment was outside the scope of ASC 470-60 and as such did not qualify as a troubled debt restructuring (TDR). The Baker Notes were evaluated in accordance with ASC 470 and were determined to have failed certain qualitative factors to qualify as a modification and, therefore, were accounted for as an extinguishment. The Company removed the fair value of the old Baker Notes of $15.6 million and the related accumulated other comprehensive income of $73.2 million as of the date of extinguishment and recorded the fair value of the new Baker Notes, as measured on the date of the Baker Fourth Amendment as $12.5 million, and recognized a gain of approximately $75.3 million within the consolidated statements of operations, in the gain on debt extinguishment line item, upon extinguishment in the year ended December 31, 2023. The gain included recognizing $73.2 million that had previously been a component of other comprehensive income as part of the prior quarterly revaluations using the valuation methods discussed in Note 6 – Fair Value of Financial Instruments.

As part of the consideration for the Merger, on December 11, 2023, the Baker Purchasers signed an agreement to assign the Baker Notes to Aditxt (the December Assignment Agreement). Upon execution of the December Assignment Agreement, Aditxt assumed all terms under the Baker Notes, with Aditxt becoming the new senior secured debtholder of the Company, governed by the requirements under the Fourth Baker Amendment. The Baker Notes were re-assigned back to the Baker Purchasers on February 26, 2024 (the February Assignment Agreement).

Due to the execution of the February Assignment Agreement, the Company reviewed the Baker Notes in accordance with ASC 470. The Baker Notes, having been effectively terminated, were extinguished on February 26, 2024, resulting in removing the fair value of the old Baker Notes of $13.5 million. The newly re-assigned Baker Notes were subsequently recorded at fair value using the valuation methods discussed in Note 6 – Fair Value of Financial Instruments.

On July 23, 2024, the Company consented to the transfer of ownership of the Baker Notes from Baker Brothers Life Sciences, 667, L.P., and Baker Bros. Advisors, LP, each a Delaware limited partnership (collectively, Baker) to Future Pak, LLC (the Assignee) (the July 2024 Assignment). The terms of the Baker Notes were not changed in connection with the assignment from Baker to the Assignee. Due to the July 2024 Assignment, the Company reviewed the Baker Notes in accordance with ASC 470. The Baker Notes, having been effectively terminated, were extinguished on July 23, 2024, resulting in removing the fair value of the old Baker Notes of $12.3 million and the related accumulated other comprehensive income of $0.1 million as of the date of the extinguishment. The Company also recognized a loss of approximately $1.0 million within the consolidated statements of operations, in the gain on debt extinguishment line item for the year ended December 31, 2024. The newly re-assigned Baker Notes were subsequently recorded at fair value using the valuation methods discussed in Note 6 – Fair Value of Financial Instruments.

The Company did not repurchase the Baker Notes prior to September 8, 2024 for a repurchase price of $14.0 million less applicable reductions. As of December 31, 2024, the Baker Notes are recorded at fair value in the consolidated balance sheet as short-term Notes – carried at fair value with a total fair value of $13.8 million, and the total outstanding balance including principal and accrued interest is $109.5 million. As of December 31, 2023, the Baker Notes were recorded at fair value in the consolidated balance sheet as short-term convertible notes payable with a total balance of $13.5 million, and the total outstanding balance including principal and accrued interest is $99.5 million. During the years ended December 31, 2024 and 2023, the Company paid a total of $0.5 million and $0.2 million, respectively, in required cash payments as described above.

On September 27, 2024, the Assignee, as agent for the Purchasers (in such capacity, the Designated Agent) provided a Notice of Event of Default and Reservation of Rights (the September 2024 Notice of Default) relating to the Securities Purchase and Security Agreement dated April 23, 2020, as amended, by and among the Company, Designated Agent, as certain guarantors and the purchasers (each a Purchaser and collectively Purchasers). The September 2024 Notice of Default claims that by entering into arrangements to repay certain existing obligations, including obligations owed to the U.S. Department of Health and Human Services, an Event of Default has occurred under Section 9.1(e) of the SPA.

According to the Notice of Default, the Designated Agent has accelerated repayment of the outstanding principal balance owed by the Company under the Securities Purchase Agreement. If all Purchasers exercise the Section 5.7 Option (as defined below), the repurchase price would be equal to the total outstanding balance, including principal and accrued interest. Pursuant to Section 5.7(b) of the SPA, upon the occurrence of an Event of Default, each Purchaser may elect, at its option, to require the Company to repurchase the Note held by such Purchaser (or any portion thereof) at a repurchase price equal to two times the sum of the outstanding principal balance and all accrued and unpaid interest thereon, due within three business days after such Purchaser delivers a notice of such election (the Section 5.7 Option).

On October 27, 2024, the Designated Agent sent an amended and supplemented notice to the Initial Notice of Default (the Amended Notice of Default) which adds new claims of default based on the Company’s current repayment agreements of existing obligations, including obligations owed to the U.S. Department of Health and Human Services, an Event of Default has occurred under Section 9.1(e) of the Baker Bros. Purchase Agreement, as amended. Furthermore, the Amended Notice stated that, because the events of default described in the Amended Notice of Default are not the certain prior events of default listed in the Forbearance Agreement (Specified Defaults), the Designated Agent and the holders of the senior secured promissory notes described in the SPA thereby provided notice to the Company that the Forbearance Agreement is terminated as of October 27, 2024.

On November 8, 2024, the Designated Agent sent an amended and supplemented notice to the Notices (the Third Amended Notice of Default) which adds new claims of default based on (i) the Company’s failure to maintain a cash position of $1.0 million or greater, as required under Section 5(b) of the Forbearance Agreement (ii) the Company’s failure to deliver financial and operating reports in accordance with the timeline required under the Section 8.1(n) of the Baker Stock Purchase Agreement, and (iii) to clarify the outstanding balance under the notes of the Baker Stock Purchase Agreement plus all accrued and unpaid interest thereon, in the sum of approximately is $107.0 million as opposed to the Repurchase Price as defined in the Fourth Amendment.

The Company strongly disagrees with the Designated Agent’s claim that an Event of Default has occurred. The Company intends to vigorously contest any attempt by the Designated Agent and the Purchasers to exercise their default rights and remedies under the SPA.

Adjuvant Notes

On October 14, 2020, the Company entered into a Securities Purchase Agreement (the Adjuvant Purchase Agreement) with Adjuvant Global Health Technology Fund, L.P., and Adjuvant Global Health Technology Fund DE, L.P. (together, the Adjuvant Purchasers), pursuant to which the Company sold unsecured convertible promissory notes (the Adjuvant Notes) in aggregate principal amount of $25.0 million.

The Adjuvant Notes have a five-year term, and in connection with certain Company change of control transactions, the Adjuvant Notes may be prepaid at the option of the Company or will become payable on the date of the consummation of a change of control transaction at the option of the Adjuvant Purchasers. The Adjuvant Notes have interest accruing at 7.5% per annum on a quarterly basis in arrears to the outstanding balance of the Adjuvant Notes and are recognized as payment-in-kind. The effective interest rate for the year ended December 31, 2024 was 7.5%.

Interest expense for the Adjuvant Notes consist of the following, and is included in short-term convertible notes payable on the consolidated balance sheets as of December 31, 2024 and 2023 and in other expense, net on the consolidated statements of operations for the years ended December 31, 2024 and 2023 (in thousands):

	Years Ended December 31,
	2024	2023
Coupon interest	$2,203	$2,046
Amortization of issuance costs	28	224
Total	$2,231	$2,270

The Adjuvant Notes are convertible, subject to customary 4.99% and 19.99% beneficial ownership limitations, into shares of the Company’s common stock, par value $0.0001 per share, at any time at the option of the Adjuvant Purchasers at a conversion price of $6,843.75 per share. In connection with certain Company change of control transactions, the Adjuvant Notes may be prepaid at the option of the Company or will become payable at the option of the Adjuvant Purchasers. To the extent not previously prepaid or converted, the Adjuvant Notes were originally automatically convertible into shares of the Company’s common stock at a conversion price of $6,843.75 per share immediately following the earliest of the time at which the (i) 30-day value-weighted average price of the Company’s common stock was $18,750 per share, or (ii) the Company achieved cumulative net sales of $100.0 million, provided such net sales were achieved prior to July 1, 2022.

On April 4, 2022, the Company entered into the first amendment to the Adjuvant Purchase Agreement (the Adjuvant Amendment). The Adjuvant Amendment extended the affirmative covenant to achieve $100.0 million in cumulative net sales of PHEXXI by June 30, 2022 to June 30, 2023. The Adjuvant Amendment also provided for an adjustment to the conversion price of the Adjuvant Notes such that the conversion price (the Conversion Price) for these Notes, effective as of the May 2023 reverse stock split, will now be the lesser of (i) $678.49 and (ii) 100% of the lowest price per share of common stock (or with respect to securities convertible into common stock, 100% of the applicable conversion price) sold in any equity financing until the Company met the Qualified Financing Threshold. Effective as of the Company’s achievement of the Qualified Financing Threshold, the automatic conversion provisions in the Agreement were further amended to provide that the Adjuvant Notes will automatically convert into shares of the Company’s common stock at the Conversion Price immediately following the earliest of the time at which the (i) 30-day value-weighted average price of the Company’s common stock is $18,750 per share, or (ii) the Company achieves cumulative net sales of PHEXXI of $100.0 million, provided such net sales were achieved prior to July 1, 2023.

The Adjuvant Notes contain various customary affirmative and negative covenants agreed to by the Company. On September 12, 2022, the Company was in default of the Adjuvant Notes due to the default with the Baker Notes under the cross-default provision. On September 15, 2022, the Company entered into a Forbearance Agreement (the Adjuvant Forbearance Agreement) with the Adjuvant Purchasers, pursuant to which the Adjuvant Purchasers agreed to forbear from exercising any of their rights and remedies during the Forbearance Period as defined in therein, but solely with respect to the specified events of default provided under the Adjuvant Forbearance Agreement.

On September 15, 2022, the Company also entered into the second amendment to the Adjuvant Purchase Agreement (the Second Adjuvant Amendment), pursuant to which the conversion price per share was reduced to $26.25, subject to adjustment for certain dilutive Company equity issuance adjustments for a two-year period. In addition, the Company entered into an exchange agreement, pursuant to which the Adjuvant Purchasers agreed to exchange 10% of the outstanding amount of the Adjuvant Notes as of September 15, 2022 (or $2.9 million) for rights to receive 109,842 shares of common stock (the Adjuvant Purchase Rights). The number of shares for each Adjuvant Purchase Right was initially fixed, but is subject to certain customary adjustments, and, until the second anniversary of issuance (i.e., October 14, 2022), adjustments for certain dilutive Company equity issuances. Refer to Note 8 – Convertible and Redeemable Preferred Stock and Stockholders’ Deficit for discussion regarding additional issuances of purchase rights under this provision. The Adjuvant Purchase Rights expire on June 28, 2027 and do not have an exercise price per share and, therefore, will not result in cash proceeds to the Company. As of December 31, 2024, all Adjuvant Purchase Rights remain outstanding. The conversion price of the Adjuvant Notes was $0.0154 as of December 31, 2024. Assuming this conversion price per share, the Adjuvant Notes could be converted into 1,997,961,061 shares of common stock.

The Adjuvant Notes are accounted for in accordance with authoritative guidance for convertible debt instruments and are classified as current liabilities in the consolidated balance sheets. The aggregate proceeds of $25.0 million were initially classified as restricted cash for financial reporting purposes due to contractual stipulations that specify the types of expenses the money can be spent on and how it must be allocated. The conversion feature was required to be bifurcated as an embedded derivative because the Company did not have a sufficient number of shares reserved upon conversion as of March 31, 2023; however, the fair value of such feature was immaterial as of such date. As of June 30, 2023, the Company had a sufficient number of shares reserved and the conversion feature was reclassified to stockholders’ deficit in accordance with ASC 815, Derivatives and Hedging (ASC 815) at that time. See Note 6 - Fair Value of Financial Instruments for a description of the accounting treatment for the Adjuvant Purchase Rights.

The Company was in default of the Adjuvant Notes as of September 30, 2023, due to the failure to meet the cumulative net sales requirement. However, Adjuvant forbore such default in October 2023 and therefore the Company is no longer in default.

As of December 31, 2024, the Adjuvant Notes are recorded in the consolidated balance sheet as short-term convertible notes payable with a total balance of $30.8 million. The balance is comprised of $22.5 million in principal, net of unamortized debt issuance costs, and $8.3 million in accrued interest. As of December 31, 2023, the Adjuvant Notes were recorded in the consolidated balance sheet as short-term convertible notes payable with a total balance of $28.5 million. The balance was comprised of $22.5 million in principal, net of unamortized debt issuance costs, and $6.1 million in accrued interest.

Term Notes

December 2022 and February, March, April, July, August, and September 2023 Notes (SSNs)

The Company entered into eight Securities Purchase Agreements (SPAs) between December 2022 and September 2023 with certain investors. Each of the agreements was materially similar. The variable details of each SPA, such as the principal amount of each note offering, net proceeds, and maturity date, are outlined in the table below. Pursuant to each SPA, the Company agreed to sell in a registered direct offering (i) unsecured 8.0% senior subordinated notes with the maturity dates and aggregate issue prices (ii) warrants to purchase the listed number of shares of the Company’s common stock, $0.0001 par value per share (including prefunded common stock Warrants as a part of the September 2023 SPA) and (iii) Series D Preferred Stock (the Preferred Shares; December 2022 SPA only) (collectively, the Senior Subordinated Notes, or SSNs). The SSNs had net proceeds to the Company, and are convertible at, the amounts listed below. Assuming the applicable conversion price per share, the SSNs could be converted into 625,499,977 shares of common stock as of December 31, 2024.

The SSNs’ interest rates are subject to increase to 12% upon an event of default and the SSNs have no Company right to prepayment prior to maturity; however, the Company has the option to redeem the respective SSNs at a redemption premium of 32.5%. The Purchasers can also require the Company to redeem their respective SSNs a) at the respective premium rate tied to the occurrence of certain subsequent transactions, and b) in the event of subsequent placements (as defined). Also, pursuant to the terms of the SPAs, Purchasers have certain rights to participate in subsequent issuances of the Company’s securities, subject to certain exceptions. Additionally, the conversion rate and warrant strike price are subject to adjustment upon the issuance of other securities (as defined) below the stated conversion rate and strike price at issuance. The strike prices adjusted as discussed in the table below.

The Company evaluated the SSNs in accordance with ASC 480 and determined that the SSNs were all liability instruments at issuance. The applicable SSNs were then evaluated in accordance with the requirements of ASC 825 and the Company concluded that they were not precluded from electing the fair value option for the applicable SSNs.

The Company also evaluated the Warrants in accordance with ASC 480 and determined that the Warrants issued before the Reverse Stock Split in May 2023 were required to be recorded as liabilities at fair value in the Company’s consolidated balance sheets. The applicable SSNs were marked-to-market at each reporting date with changes in fair value recognized in the consolidated statement of operations, unless the change is concluded to be related to changes in the Company’s credit rating, in which case the change was recognized as a component of accumulated other comprehensive loss in the consolidated balance sheets. As a result of the Reverse Stock Split, the Company had sufficient shares available for issuance to cover the potential exercises; therefore, the Warrants that were previously classified as liabilities were marked-to-market and reclassified to equity in May 2023. For the Warrants issued after the Reverse Stock Split, the Company determined they were required to be recorded in equity.

On December 21, 2023, warrants to purchase up to 9,972,074 shares of the Company’s common stock were exchanged for 613 shares of the Company’s series F-1 convertible and redeemable preferred stock (Series F-1 Shares, as defined below). The Series F-1 Shares, some of which were also issued based on the partial value of certain purchase rights, as described above, were immediately exchanged for Aditxt series A-1 preferred stock; 26,280 and 22,280 Series F-1 Shares were outstanding as of December 31, 2024 and 2023, respectively, and held by Aditxt.

Summary of SSNs and Warrants at Issuance (December 2022 to September 2023):

	Principal At	Net Proceeds Before Issuance				Conversion Price
Notes	Issuance (in thousands)	Costs (in thousands)	Common Warrants	Preferred Shares	Maturity Date	At Issuance	At 12/31/2023	At 12/31/2024
December 2022 Notes	$2,308	$1,500	369,230	70 - Series D	12/21/2025	$6.25	$0.0615	$0.0154
February 2023 Notes(1)	1,385	900	653,538	-	2/17/2026	$2.50	$0.0615	$0.0154
March 2023 Notes	600	390	240,000	-	3/17/2026	$2.50	$0.0615	$0.0154
March 2023 Notes(2)	538	350	258,584	-	3/20/2026	$2.50	$0.0615	$0.0154
April 2023 Notes	769	500	615,384	-	3/6/2026	$1.25	$0.0615	$0.0154
July 2023 Notes	1,500	975	1,200,000	-	3/6/2026	$1.25	$0.0615	$0.0154
August 2023 Notes	1,000	650	799,999	-	8/4/2026	$1.25	$0.0615	$0.0154
September 2023 Notes(3)	2,885	1,875	26,997,041	-	9/26/2026	$0.13	$0.0615	$0.0154
Total Offerings	$10,985	$7,140	31,133,776

(1)	Warrants include 99,692 issued to the placement agent.

(2)	Warrants include 43,200 issued to the placement agent.

(3)	Warrants include 22,189,349 common warrants at $0.13 per share and 4,807,692 pre-funded warrants exercisable at $0.001 per share.

5. Balance Sheet Details

Prepaid and Other Current Assets

Prepaid and other current assets consist of the following (in thousands):

	December 31,
	2024	2023
Insurance	$391	$777
PDUFA fees	606	-
Research & development	13	13
Short-term deposits	127	76
Other	322	329
Total	$1,459	$1,195

Property and Equipment, Net

Property and equipment, net, consists of the following (in thousands):

		December 31,
	Useful Life	2024	2023
Research equipment	5 years	$585	$586
Computer equipment and software	3 years	145	647
Construction in-process	-	429	1,156
		1,159	2,389
Less: accumulated depreciation		(701)	(1,186)
Total, net		$458	$1,203

Depreciation expense for property and equipment was immaterial in the year ended December 31, 2024 and was $0.5 million in the year ended December 31, 2023. The construction in-process balance is net of an impairment of approximately $0.7 million as of December 31, 2024.

Intangible Asset, Net

Intangible asset, net, acquired in 2024, consists of the following (in thousands):

		December 31,
	Useful Life	2024
Intellectual Property	11 years	$10,216	$-
Less: accumulated amortization		(619)	-
Total, net		$9,597	$-

The intangible asset relates entirely to the asset acquired with the SOLOSEC asset acquisition and as described further in Note 7 – Commitments and Contingencies, the useful life is based on the SOLOSEC IP patent expiration. Amortization expense was $0.6 million in the year ended December 31, 2024. Amortization expense is expected to be approximately $0.9 million in each subsequent year until the intangible asset is fully amortized, which will be in approximately 10.7 years. As described in Note 2 – Summary of Significant Accounting Policies, the intangible asset value is adjusted at each reporting date in conjunction with the mark-to-market adjustment of the contingent liabilities, which could impact the expected amortization. The initial intangible asset fair value was $16.1 million at acquisition and the adjustment for the year ended December 31, 2024 was a reduction to the intangible balance of $5.9 million.

Accrued Expenses

Accrued expenses consist of the following (in thousands):

	December 31,
	2024	2023
Clinical trial related costs	$2,498	$2,498
Accrued royalty	1,976	1,146
Other	1,035	583
Total	$5,509	$4,227

6. Fair Value of Financial Instruments

Fair Value of Financial Liabilities

The following table is a summary of the Company’s convertible debt instruments as of December 31, 2024 and 2023, respectively (in thousands):

	Principal	Unamortized Issuance	Accrued	Net Carrying	Fair Value
As of December 31, 2024	Amount	Costs	Interest	Amount	Amount	Leveling
Baker Notes(1)(2)	$109,488	$-	$-	$109,488	$13,801	Level 3
Adjuvant Notes(3)	22,500	-	8,269	30,769	N/A	N/A
December 2022 Notes(1)	973	-	-	973	118	Level 3
February 2023 Notes (1)	980	-	-	980	120	Level 3
March 2023 Notes (1)	1,209	-	-	1,209	147	Level 3
April 2023 Notes (1)	883	-	-	883	108	Level 3
July 2023 Notes (1)	1,322	-	-	1,322	161	Level 3
August 2023 Notes (1)	1,119	-	-	1,119	136	Level 3
September 2023 Notes (1)	3,147	-	-	3,147	383	Level 3
Totals	$141,621	$-	$8,269	$149,890	$14,974	N/A

	Principal	Unamortized Issuance	Accrued	Net Carrying	Fair Value
As of December 31, 2023	Amount	Costs	Interest	Amount	Amount	Leveling
Baker Notes(1)(2)	$99,460	$-	$-	$99,460	$13,510	Level 3
Adjuvant Notes(3)	22,500	(27)	6,064	28,537	N/A	N/A
December 2022 Notes(1)	940	-	-	940	118	Level 3
February 2023 Notes (1)	905	-	-	905	118	Level 3
March 2023 Notes (1)	1,204	-	-	1,204	157	Level 3
April 2023 Notes (1)	816	-	-	816	106	Level 3
July 2023 Notes (1)	1,534	-	-	1,534	202	Level 3
August 2023 Notes (1)	1,033	-	-	1,033	136	Level 3
September 2023 Notes (1)	2,945	-	-	2,945	384	Level 3
Totals	$131,337	$(27)	$6,064	$137,374	$14,731	N/A

(1)	These liabilities are/were carried at fair value in the consolidated balance sheets. As such, the principal and accrued interest was included in the determination of fair value. The related debt issuance costs were expensed.

(2)	The Baker Notes principal amount includes $24.9 million and $13.7 million of interest paid in-kind as of December 31, 2024 and 2023, respectively.

(3)	The Adjuvant Notes are recorded in the consolidated balance sheets at their net carrying amount which includes principal and accrued interest, net of unamortized issuance costs.

The following tables summarize the Company’s derivative liabilities as of December 31, 2024 and 2023 as discussed in Note 8 – Convertible and Redeemable Preferred Stock and Stockholders’ Deficit (in thousands):

	Fair Value
	December 31, 2024	December 31, 2023	Leveling
Purchase rights	$1,359	$1,926	Level 3
Total derivative liabilities	$1,359	$1,926

Change in Fair Value of Level 3 Financial Liabilities

The following tables summarize the changes in Level 3 financial liabilities related to Baker Notes and SSNs measured at fair value on a recurring basis for the year ended December 31, 2024 (in thousands):

	Baker Notes (Assigned to Future Pak; Note 4)	Total SSNs (Note 4)	Total
Balance at December 31, 2023	$13,510	$1,221	$14,731
Balance at issuance	24,670	-	24,670
Extinguishment/conversion	(25,790)	(52)	(25,842)
Payments	(509)	-	(509)
Change in fair value presented in the Consolidated Statements of Comprehensive Operations	1,920	4	1,924
Balance at December 31, 2024	$13,801	$1,173	$14,974

The following tables summarize the changes in Level 3 financial liabilities related to Baker Notes and SSNs measured at fair value on a recurring basis for the year ended December 31, 2023 (in thousands):

	Baker Notes	Total SSNs (Note 4)	Total
Balance at December 31, 2022	$39,260	$156	$39,416
Balance at issuance	26,960	220	27,180
Payments	(1,154)	-	(1,154)
Extinguishment	(26,682)	-	(26,682)
Change in fair value presented in the Consolidated Statements of Operations	(1,214)	(1)	(1,215)
Change in fair value presented in the Consolidated Statements of Comprehensive Operations	(23,660)	846	(22,814)
Balance at December 31, 2023	$13,510	$1,221	$14,731

The following table summarizes the changes in Level 3 financial liabilities related to derivative liabilities measured at fair value on a recurring basis for the year ended December 31, 2024 (in thousands):

	Purchase Rights	Derivative Liabilities Total
Balance at December 31, 2023	$1,926	$1,926
Balance at issuance	3,300	3,300
Exercises	(169)	(169)
Change in fair value presented in the Consolidated Statements of Operations	(3,698)	(3,698)
Balance at December 31, 2024	$1,359	$1,359

The following table summarizes the changes in Level 3 financial liabilities related to derivative liabilities measured at fair value on a recurring basis for the year ended December 31, 2023 (in thousands):

	April and June 2020 Baker Warrants	May 2022 Public Offering Common Warrants	June 2022 Baker Warrants	December 2022 Warrants	February and March 2023 Warrants	Purchase Rights	Derivative Liabilities Total
Balance at December 31, 2022	$1	$303	$170	$107	$-	$1,095	$1,676
Balance at issuance	-	-	-	-	6	5,556	5,562
Exercises	-	(7)	-	-	-	(424)	(431)
Change in fair value presented in the Consolidated Statements of Operations	(1)	(295)	(169)	(107)	(6)	(4,301)	(4,879)
Reclassified to equity	-	(1)	(1)	-	-	-	(2)
Balance at December 31, 2023	$-	$-	$-	$-	$-	$1,926	$1,926

Valuation Methodology

Baker Notes

From the third quarter of 2022 through the second quarter of 2023, the fair value of the Baker Notes issued, as described in Note 4 – Debt, and subsequent changes in fair value recorded at each reporting date, was determined by estimating its repurchase price or recoverable amount based on a scenario-based approach. The recoverable amount was estimated based on the fair value of the Market Value of Invested Capital (MVIC) of the Company. Specifically, an adjusted net asset value method was used to determine the net recoverable value of the Company as of each valuation date, including an estimate of the fair value of the Company’s intellectual property. The estimated fair value of the Company’s intellectual property was valued using a relief from royalty method which required management to make significant estimates and assumptions related to forecasts of future revenue, and the selection of the royalty and discount rates.

Starting in the third quarter of 2023, the fair value of the Baker Notes is determined using a Monte Carlo simulation-based model. The Monte Carlo simulation was used to take into account several embedded features and factors, including the exercise of the repurchase right, the Company’s future revenues, meeting certain debt covenants, the maturity term of the note and dissolution. For the dissolution scenario, the cost approach, an adjusted net asset value method was used to determine the net recoverable value of the Company, including an estimate of the fair value of the Company’s intellectual property. The estimated fair value of the Company’s intellectual property was valued using a relief from royalty method which required management to make significant estimates and assumptions related to forecasts of future revenue, and the selection of the royalty (5.0%) and discount (15.0%) rates.

The fair value of the Baker Notes is subject to uncertainty due to the assumptions that are used in the Monte Carlo simulation-based model. These factors include but are not limited to the Company’s future revenue, the probability and timing of the exercise of the repurchase right, and expectations regarding potential dissolution. The fair value of the Baker Notes is sensitive to these estimated inputs made by management that are used in the calculation.

SSNs

The fair values of the SSNs issued, as described in Note 4 – Debt, were determined by estimating the fair value of the MVIC of the Company on a going-concern basis. This was estimated using forms of the cost and market approaches. In the cost approach, an adjusted net asset value method was used to determine the net recoverable value of the Company, including an estimate of the fair value of the Company’s intellectual property. The estimated fair value of the Company’s intellectual property was valued using a relief from royalty method which required management to make significant estimates and assumptions related to forecasts of future revenue, and the selection of the royalty and discount rates. The guideline public company method served as another valuation indicator. In this form of the market approach, comparable market revenue multiples were selected and applied to the Company’s forward revenue forecast to ultimately derive a MVIC indication. An option-pricing model (OPM) was then applied to value the SSNs by allocating the estimated MVIC through the Company’s capital structure including the more senior notes payoff in a hypothetical exit event. Under the OPM, each debt or equity class is modeled as a call option with a distinct claim on the total value of the Company. The option’s exercise price is based on the Company’s total value available for each participating security holder. By constructing a series of options in which the exercise price is set at incremental levels of value, which correspond to the value necessary for each level of equity to participate, we determined the incremental option value of each series. When multiplied by the percentage of ownership of each equity class participating under that series, the result is the incremental value allocated to each class under that series. The annual valuation adjustments for the year ended December 31, 2023 were recorded as an $0.8 million change in fair value of financial instruments attributed to credit risk change in the consolidated statements of comprehensive operations. Such adjustment was immaterial for the year ended December 31, 2024.

Purchase Rights

The Adjuvant Purchase Rights and the May Note Purchase Rights (collectively Purchase Rights) are recorded as derivative liabilities in the consolidated balance sheets. The Purchase Rights are valued using an OPM, like a Black-Scholes Methodology, with changes in the fair value being recorded in the consolidated statements of operations. The assumptions used in the OPM are considered level 3 assumptions and include, but are not limited to, the market value of invested capital, the cumulative equity value of the Company as a proxy for the exercise price and the expected term the Purchase Rights will be held prior to exercise and a risk-free interest rate.

Warrants

Warrants previously classified as liabilities were reclassified as equity instruments during the second quarter of 2023 as a result of the Reverse Stock Split. The Company will continue to re-evaluate the classification of its warrants at the close of each reporting period to determine their proper balance sheet classification. The warrants are valued using an OPM based on the applicable assumptions, which include the exercise price of the warrants, time to expiration, expected volatility of our peer group, risk-free interest rate, and expected dividends. The assumptions used in the OPM are considered level 3 assumptions and include, but are not limited to, the market value of invested capital, the cumulative equity value of the Company as a proxy for the exercise price, the expected term the warrants will be held prior to exercise, a risk-free interest rate, and probability of change of control event. Additionally, because the warrants are re-priced under certain provisions in the agreements, at each re-pricing event the Company must value the warrants using a Black-Scholes model immediately prior to and immediately following the re-pricing event. The incremental fair value is recorded as an increase to accumulated deficit and additional paid-in-capital, in accordance with ASC 470.

The Company recorded a $0.2 million adjustment into accumulated deficit in the consolidated statement of convertible and redeemable preferred stock and stockholders’ deficit during the year ended December 31, 2023 in accordance with ASC 260, Earnings per Share (ASC 260), related to the down round features triggered due to reset of exercise price for equity classified warrants. No such adjustment was made in the year ended December 31, 2024.

SOLOSEC Asset Acquisition Intangible Asset and Contingent Liabilities

The total consideration for the SOLOSEC asset acquisition included an up-front payment (paid at closing), sales-based payments to be paid over the next 15 years (the Earnout Term) in each year in which SOLOSEC adjusted net revenue is over a specified threshold, a $10.0 million one-time payment once the cumulative SOLOSEC adjusted net revenues reach $100 million, and assumption of quarterly royalty payments based on SOLOSEC net revenue. As discussed in Note 7 – Commitments and Contingencies, the fair value of the consideration is attributed to the SOLOSEC product line and was therefore recorded as an intangible asset.

The fair value of the total consideration, including cash paid and future sales-based payments, is determined using a Monte Carlo simulation model, which assumes the Company’s revenue follows a geometric Brownian motion. Using specific revenue factors, including expected growth, risk adjustments, and revenue volatility, future revenues were simulated through the Earnout Term to assess whether sales-based payments would be triggered in each relevant period, as stipulated by the SOLOSEC Asset Purchase Agreement. The average output of the Monte Carlo simulations for each period provides the expected payment value, which is then discounted to its present value to derive the fair value of future sales-based payments and recorded as contingent liabilities. The discount rate is based on (i) the risk-free rate, plus (ii) a credit spread reflecting the Company’s interest-bearing debt, (iii) an additional spread to account for credit migration as of the valuation date, and (iv) a further incremental spread to reflect that the contingent liabilities is subordinated obligations relative to the Company’s other debt obligations.

The fair value of the SOLOSEC contingent liabilities is subject to uncertainty due to the assumptions made by management that are used in the Monte Carlo simulation-based model. These factors include the estimated future SOLOSEC net revenue, the risk-neutral revenue calculation and simulation assumptions, payment timing, and the discount rate.

The fair value of the SOLOSEC contingent liabilities will be updated at each reporting period using the methodology described above. Any changes to the fair value will be recorded as an adjustment to the carrying value of both the contingent liabilities and the SOLOSEC IP intangible asset as per ASC 323, Investments – Equity Method and Joint Ventures (ASC 323). Periodic intangible amortization will also be prospectively updated based on the new fair value of the SOLOSEC IP.

7. Commitments and Contingencies

Asset Acquisition and Contingent Liabilities

SOLOSEC

The Company reviewed the SOLOSEC acquisition in accordance with ASC 805, Business Combinations (ASC 805), including applying the screen test. In accordance with ASC 805, the Company engaged a third-party valuation specialist to estimate the fair value for the SOLOSEC IP as well as for the total consideration. Per the valuation, the fair value of the SOLOSEC IP exceeded 90% of the total consideration, which indicates that the screen test failed. Further, the Company did not acquire any substantive processes, which indicates that the acquisition is an asset acquisition rather than a business combination. The Company recorded the fair value of the future sales-based payments as contingent liabilities in accordance with ASC 450, Contingencies (ASC 450) and the fair value of the total consideration plus the transaction costs as an intangible asset in accordance with ASC 350, Intangibles (ASC 350).

Per the Transition Services Agreement (TSA) entered into in conjunction with the SOLOSEC asset acquisition, the Company is committed to purchasing finished goods inventory from the seller through a transition period ending in November 2026 at a pre-defined unit price. The total expected commitment is approximately $3.5 million; however, the quantities purchased can be negotiated if both parties agree. The Company concluded that the inventory purchase commitment does not meet the definition of derivatives under ASC 815. During the year ended December 31, 2024, there were approximately $0.3 million in purchases under this commitment. The Company expects to purchase approximately $1.4 million in the year ended December 31, 2025, and $1.7 million in the year ended December 2026 under this commitment. The TSA also requires the seller to provide transitional support services until the Company can fully establish SOLOSEC operations; the Company is obligated to pay an immaterial amount quarterly for these services.

The Company is also obligated to pay a quarterly royalty in amounts equal to a certain percentage of the SOLOSEC net revenue, beginning July 14, 2024. There are no minimum quarterly or annual royalty payment amounts. Such royalty costs were approximately $0.1 million for the year ended December 31, 2024. As of December 31, 2024, an immaterial amount related to the SOLOSEC royalty was included in contingent liabilities in the consolidated balance sheet.

Operating Leases

Fleet Lease

In December 2019, the Company and Enterprise FM Trust (the Lessor) entered into a Master Equity Lease Agreement whereby the Company leases vehicles to be delivered by the Lessor from time to time with various monthly costs depending on whether the vehicles are delivered for a term of 24 or 36 months, commencing on each corresponding delivery date. The leased vehicles are for use by eligible employees of the Company’s commercial operations team. As of December 31, 2024, there were a total of 19 leased vehicles. The Company determined that the leased vehicles are accounted for as operating leases under ASC 842, Leases (ASC 842).

In September 2022, the Company extended the lease term of the vehicles with a term of 24 months by an additional 12 months. In May and June 2024, the Company again extended the lease term by an additional 12 months for vehicles with initial terms of 24 months. In both instances, the Company determined that such extensions are accounted for as modifications; the Company reassessed the lease classification and the incremental borrowing rate on the modification dates and accounted for these modifications accordingly.

2020 Lease and the First Amendment

On October 3, 2019, the Company entered into an office lease for approximately 24,474 square feet (the High Bluff Premises) pursuant to a non-cancelable lease agreement (the 2020 Lease). The 2020 Lease commenced on April 1, 2020 with an expiry of September 30, 2025, unless terminated earlier in accordance with its terms. The Company provided the landlord with a $0.8 million security deposit in the form of a letter of credit for the High Bluff Premises.

On April 14, 2020, the Company entered into the first amendment to the 2020 Lease for an additional 8,816 rentable square feet of the same office location (the Expansion Premises), which commenced on September 1, 2020 with an expiry of September 30, 2025. The Company provided an additional $0.05 million in a letter of credit for the Expansion Premises.

On March 20, 2023, the Company received a notice of default from its landlord for failing to timely pay March 2023 rent, resulting in a breach under the agreement. As a result, the Company’s letter of credit in the amount of $0.8 million, in restricted cash, was recovered by the landlord. In June 2023, the Company reached a settlement with the landlord. As a result of such settlement, the Company reversed its associated remaining ROU assets of $3.3 million and lease liabilities of $4.2 million and recognized a gain of $0.2 million.

2022 Sublease

On May 27, 2022, the Company entered into a sublease agreement with AMN Healthcare, Inc. (AMN), pursuant to which the Company agreed to sublease 16,637 rentable square feet of the High Bluff Premises to AMN for a term commencing on June 15, 2022 and ending coterminous with the 2020 Lease on September 30, 2025, in exchange for the sum of approximately $0.1 million per month, subject to an annual 3.5% increase each year. The sublease was terminated along with the settlement of the 2020 Lease in June 2023. Gross sublease income $0.3 million for the year ended December 31, 2023.

		Years Ended December 31,
Lease Cost (in thousands)	Classification	2024	2023
Operating lease expense	Research and development	$3	$127
Operating lease expense	Selling and marketing	175	360
Operating lease expense	General and administrative	11	339
Total		$189	$826

Lease Term and Discount Rate	December 31, 2024	December 31, 2023
Weighted Average Remaining Lease Term (in years)	0.77	0.75
Weighted Average Discount Rate	12%	12%

Maturity of Operating Lease Liabilities (in thousands)	December 31, 2024
Year ending December 31, 2025	84
Year ending December 31, 2026	8
Total lease payments	92
Less imputed interest	(3)
Total	$89

	Years Ended December 31,
Other information (in thousands)	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows in operating leases	$283	$1,524

Other Contractual Commitments

In November 2019, the Company entered into a supply and manufacturing agreement with a third-party to manufacture PHEXXI, with potential to manufacture other product candidates, in accordance with all applicable current good manufacturing practice regulations. There were approximately $2.0 million in purchases under the supply and manufacturing agreement for the year ended December 31, 2024, and no such purchases during the year ended December 31, 2023.

Contingencies

From time to time the Company may be involved in various lawsuits, legal proceedings, or claims that arise in the ordinary course of business. As of December 31, 2024, there were no other claims or actions pending against the Company which management believes have a probable, or a reasonably possible, probability of an unfavorable outcome other than the TherapeuticsMD dispute as described below.

During the year ended December 31, 2023, the Company settled a portion of its trade payables with numerous vendors, which resulted in a $2.1 million reduction in trade payables. However, the Company may receive trade payable demand letters from its vendors that could lead to potential litigation. As of December 31, 2024, approximately 86% of the Company’s trade payables were greater than 90 days past due.

On December 14, 2020, a trademark dispute captioned TherapeuticsMD, Inc. v Evofem Biosciences, Inc., was filed in the U.S. District Court for the Southern District of Florida against the Company, alleging trademark infringement of certain trademarks owned by TherapeuticsMD under federal and state law (Case No. 9:20-cv-82296). On July 18, 2022, the Company settled the lawsuit with TherapeuticsMD, with certain requirements which were required to be performed by July 2024 (the Settlement Timeline), including changing the name of PHEXXI. The Company failed to meet the terms of the settlement agreement by the Settlement Timeline. As a result, the Company is currently working with TherapeuticsMD on resolution of this issue, including having filed an application for a new name in September 2024, which was conditionally approved by the FDA in early 2025. In accordance with ASC 450, the Company has accrued $0.8 million, the present value of the probable settlement amounts payable over the next several years, as a component of contingent liabilities in the consolidated balance sheet.

As of March 14, 2025, the Company has received five letters from purported Company stockholders demanding that the Company’s board of directors take action on behalf of the Company to remedy allegations regarding the Company’s disclosures to shareholders with respect to various alleged omissions of material information in its preliminary proxy statement filed September 23, 2024 relating to the Amended and Restated Merger Agreement, as amended, and one demand made under Section 220 of the DGCL for books and records related to the transaction and disclosures in the proxy statement. The Company believes all such demands are without merit.

On September 27, 2024, Future Pak, LLC, as agent for the Purchasers (in such capacity, the Designated Agent) provided a Notice of Event of Default and Reservation of Rights (the Notice of Default) relating to the Securities Purchase and Security Agreement dated April 23, 2020, as amended (SPA), by and among the Company, Designated Agent, as certain guarantors and the purchasers (each a Purchaser and collectively Purchasers). The Notice of Default claims that by entering into arrangements to repay certain existing obligations, including obligations owed to the U.S. Department of Health and Human Services, an Event of Default has occurred under Section 9.1(e) of the SPA. According to the Notice of Default, the Designated Agent has accelerated repayment of the outstanding principal balance owed by the Company under the Securities Purchase Agreement. If all Purchasers exercise the Section 5.7 Option (as defined below), the repurchase price would be equal to $106.8 million. Pursuant to Section 5.7(b) of the SPA, upon the occurrence of an Event of Default, each Purchaser may elect, at its option, to require the Company to repurchase the Note held by such Purchaser (or any portion thereof) at a repurchase price equal to two times the sum of the outstanding principal balance and all accrued and unpaid interest thereon, due within three business days after such Purchaser delivers a notice of such election (the Section 5.7 Option).

On October 27, 2024, the Designated Agent sent an amended and supplemented notice to the Notice of Default which adds additional claims of default based on the Company’s current repayment agreements of existing obligations, including obligations owed to the U.S. Department of Health and Human Services, an Event of Default has occurred under Section 9.1(e) of the Securities Purchase and Security Agreement dated April 23, 2020, as amended. Furthermore, the Amended Notice stated that, because the events of default described in the Amended Notice of Default are not the certain prior events of default listed in the Forbearance Agreement (the Specified Defaults), the Designated Agent and the holders of the senior secured promissory notes described in the SPA thereby provided notice to the Company that the Forbearance Agreement is terminated as of October 27, 2024. The Company strongly disagrees with the Designated Agent’s claim that any Event of Default has occurred.

On November 8, 2024, the Designated Agent sent an amended and supplemented notice to the Notices (the Third Amended Notice of Default) which adds new claims of default based on (i) the Company’s failure to maintain a cash position of $1.0 million or greater, as required under Section 5(b) of the Forbearance Agreement (ii) the Company’s failure to deliver financial and operating reports in accordance with the timeline required under the Section 8.1(n) of the Baker Stock Purchase Agreement, and (iii) to clarify the outstanding balance under the notes of the Baker Stock Purchase Agreement plus all accrued and unpaid interest thereon, in the sum of approximately is $107.0 million as opposed to the Repurchase Price as defined in the Fourth Amendment. The Company intends to vigorously contest any attempt by the Designated Agent and the Purchasers to exercise their default rights and remedies under the SPA.

Intellectual Property Rights

In 2014, the Company entered into an amended and restated license agreement (the Rush License Agreement) with Rush University Medical Center (Rush University) pursuant to which Rush University granted the Company an exclusive, worldwide license of certain patents and know-how related to its multipurpose vaginal pH modulator technology. For the U.S. patent that the Company licensed from Rush University, multiple Orders Granting Interim Extension (OGIEs) were received from the United States Patent and Trademark Office (USPTO), extending the expiration of this patent to March 6, 2025. No further OGIEs have been received and the patent is believed to be expired. PHEXXI remains protected in the U.S. by four additional Orange Book patents solely-owned by Evofem.

Pursuant to the Rush License Agreement, the Company was obligated to pay Rush University an earned royalty based upon a percentage of net sales in the range of mid-single digits until the expiration of this patent. In September 2020, the Company entered into the first amendment to the Rush License Agreement, pursuant to which the Company was also obligated to pay a minimum annual royalty amount of $0.1 million to the extent the earned royalties do not equal or exceed $0.1 million commencing January 1, 2021. Such royalty costs, included in cost of goods sold, were $0.8 million and $0.7 million for the years ended December 31, 2024 and 2023 respectively. As of December 31, 2024 and 2023, approximately $2.0 million and $1.1 million were included in accrued expenses in the consolidated balance sheets. No further royalties will be due to Rush University after the patent expiration.

8. Convertible and Redeemable Preferred Stock and Stockholders’ Deficit

Warrants

In April and June 2020, pursuant to the Baker Bros. Purchase Agreement, as discussed in Note 4 - Debt, the Company issued warrants to purchase up to 2,732 shares of common stock in a private placement at an exercise price of $4,575 per share. The Second Baker Amendment provides that the exercise price of the Baker Warrants will equal the conversion price of the Baker Notes. The exercise price of the Baker warrants was $0.0154 per share as of December 31, 2024.

In May 2022, the Company completed an underwritten public offering (the May 2022 Public Offering) which included the issuance of common warrants to purchase 362,640 shares of common stock at a price to the public of $93.75 and the issuance of common warrants to purchase 205,360 shares of common stock at a price to the public of $93.63 (the May 2022 Common Stock Warrants). The May 2022 Common Stock Warrants were exercisable beginning on May 24, 2022 and have a five-year term. Due to features in the May 2022 Common Stock Warrants, including dilution adjustments requiring strike price resets, additional warrants have been periodically issued as required in the warrant agreements. As of December 31, 2024 there were 894,194 May 2022 Common Stock Warrants outstanding with an exercise price of $0.0154.

In June 2022, as required by the Second Baker Amendment, the Company issued the June 2022 Baker Warrants to purchase up to 582,886 shares of the Company’s common stock, $0.0001 par value per share. The June 2022 Baker Warrants have an exercise price of $93.75 per share and a five-year term and were exercisable beginning June 28, 2022. The June 2022 Baker Warrants also contain customary 4.99% and 19.99% limitations on exercise provisions. The exercise price and number of shares issuable upon exercise of the June 2022 Baker Warrants is subject to adjustment for certain dilutive issuances, stock splits and similar recapitalization transactions. The exercise price of these warrants was $0.0154 per share as of December 31, 2024.

In February, March, April, July, August, and September 2023, pursuant to the SSNs as discussed in Note 4 – Debt, the Company issued warrants to purchase up to 1,152,122 shares of the Company’s common stock at an exercise price of $2.50 per share, up to 2,615,383 shares of the Company’s common stock at an exercise price of $1.25 per share, and up to 22,189,349 shares of the Company’s common stock at an exercise price of $0.13 per share. The exercise price of these warrants was $0.0154 per share as of December 31, 2024.

On December 21, 2023, warrants to purchase up to 9,972,074 shares of the Company’s common stock were exchanged for 613 shares of the Company’s Series F-1 Shares.

As of December 31, 2024, warrants to purchase up to 20,807,539 shares of the Company’s common stock remain outstanding at a weighted average exercise price of $2.42 per share. In accordance with ASC 815, certain warrants previously classified as equity instruments were determined to be liability classified (the Reclassified Warrants) due to the Company having an insufficient number of authorized shares as of December 31, 2022; however, the impacted warrants were reclassified back to as equity instruments during the second quarter of 2023 as a result of the May 2023 Reverse Stock Split. During the first quarter of 2024, the Company obtained waivers from a majority of the convertible instrument holders, removing the requirement for shares to be reserved for conversion of their instruments, which will prevent the instruments from needing to be liability classified due to an insufficient number of authorized shares going forward. The Company will continue to re-evaluate the classification of its warrants at the close of each reporting period to determine the proper balance sheet classification for them. These warrants are summarized below:

Type of Warrants	Underlying common stock to be Purchased	Exercise Price	Issue Date	Exercise Period
Common Warrants	451	$14,062.50	May 24, 2018	May 24, 2018 to May 24 2025
Common Warrants	888	$11,962.50	April 11, 2019	October 11, 2019 to April 11, 2026
Common Warrants	1,480	$11,962.50	June 10, 2019	December 10, 2019 to June 10, 2026
Common Warrants	1,639	$0.0154	April 24, 2020	April 24, 2020 to April 24, 2025
Common Warrants	1,092	$0.0154	June 9, 2020	June 9, 2020 to June 9, 2025
Common Warrants	8,003	$735.00	January 13, 2022	March 1, 2022 to March 1, 2027
Common Warrants	8,303	$897.56	March 1, 2022	March 1, 2022 to March 1, 2027
Common Warrants	6,666	$309.56	May 4, 2022	May 4, 2022 to May 4, 2027
Common Warrants	894,194	$0.0154	May 24, 2022	May 24, 2022 to May 24, 2027
Common Warrants	582,886	$0.0154	June 28, 2022	May 24, 2022 to June 28, 2027
Common Warrants	49,227	$0.0154	December 21, 2022	December 21, 2022 to December 21, 2027
Common Warrants	130,461	$0.0154	February 17, 2023	February 17, 2023 to February 17, 2028
Common Warrants	258,584	$0.0154	March 20, 2023	March 20, 2023 to March 20, 2028
Common Warrants	369,231	$0.0154	April 5, 2023	April 5, 2023 to April 5, 2028
Common Warrants	349,463	$0.0154	July 3, 2023	July 3, 2023 to July 3, 2028
Common Warrants	615,384	$0.0154	August 4, 2023	August 4, 2023 to August 4, 2028
Common Warrants	12,721,893	$0.0154	September 27, 2023	September 27, 2023 to September 27, 2028
Prefunded Common Warrants	4,807,694	$0.0010	September 27, 2023	September 27, 2023 to September 27, 2028
Total	20,807,539

Preferred Stock

Effective December 15, 2021, the Company amended and restated its certificate of incorporation, under which the Company is currently authorized to issue up to 5,000,000 shares of total preferred stock, including the authorized convertible and redeemable preferred stock designated for Series B-1 and B-2, Series C, Series E-1, and Series F-1, and nonconvertible and redeemable preferred stock (Series D), par value $0.0001 per share.

Convertible and Redeemable Preferred Stock

On August 7, 2023, the Company filed a Certificate of Designation of Series E-1 Convertible Preferred Stock (Certificate of Designation), par value $0.0001 per share (the Series E-1 Shares). An aggregate of 2,300 shares was authorized. The Series E-1 Shares are convertible into shares of common stock at a conversion price of $0.40 per share and are both counted toward quorum on the basis of and have voting rights equal to the number of shares of common stock into which the Series E-1 Shares are then convertible. The Series E-1 Shares are senior to all common stock with respect to preferences as to dividends, distributions and payments upon a dissolution event. In the event of a liquidation event, the Series E-1 Shares are entitled to receive an amount per share equal to the Black Scholes Value as of the liquidation event plus the greater of 125% of the conversion amount (as defined in the Certificate of Designation) and the amount the holder of the Series E-1 Shares would receive if the shares were converted into common stock immediately prior to the liquidation event. If the funds available for liquidation are insufficient to pay the full amount due to the holders of the Series E-1 Shares, each holder will receive a percentage payout. The Series E-1 Shares are entitled to dividends at a rate of 10% per annum or 12% upon a triggering event. Dividends are payable in shares of common stock and may, at the Company’s election, be capitalized and added to the principal monthly. The Series E-1 Shares also have a provision that allows them to be converted to common stock at a conversion rate equal to the Alternate Conversion Price (as defined in the Certificate of Designation) times the number of shares subject to conversion times the 25% redemption premium in the event of a Triggering Event (as defined in the Certificate of Designation) such as in a liquidation event. The Series E-1 Shares are mandatorily redeemable in the event of bankruptcy. Series E-1 Shares rank higher than all shares of the Company’s common stock and Series F-1 Shares (defined below) with respect to the preferences as to dividends and any distributions and payments upon the liquidation, dissolution, and winding up of the Company.

On August 7, 2023, certain investors party to the December 2022 Notes and the February 2023 Notes exchanged $1.8 million total in principal and accrued interest under the outstanding convertible promissory notes for 1,800 shares of Series E-1 Shares (the August 2023 Preferred Stock Transaction). Per the Series E-1 Convertible Preferred Stock Certificate of Designation, the conversion rate can also be adjusted in several future circumstances, such as on certain dates after the exchange date and upon the issuance of additional convertible securities with a lower conversion rate or in the instance of a Triggering Event. As such, the conversion price as of December 31, 2023 was adjusted to $0.0615 per share. The Series E-1 Shares are classified as mezzanine equity within the consolidated balance sheets in accordance with ASC 480 because of a fixed 25% redemption premium upon a Triggering Event and no mandatory redemption feature. During the year ended December 31, 2023, $1.8 million was recorded as an increase to additional paid-in-capital for the preferred shares in the consolidated statement of convertible and redeemable preferred stock and stockholders’ deficit related to the August 2023 Preferred Stock Transaction and a dividend of $0.1 million was recorded as an increase to the number of Series E-1 Shares outstanding. A deemed dividend of $0.1 million was recorded as an increase to the number of Series E-1 Shares outstanding in the year ended December 31, 2024.

On December 11, 2023, the Company filed a Certificate of Designation of Series F-1 Convertible Preferred Stock (F-1 Certificate of Designation), par value $0.0001 per share (the Series F-1 Shares). An aggregate of 95,000 shares was authorized. The Series F-1 Shares are convertible into shares of common stock at a conversion price of $0.0635 per share and do not have the right to vote on any matters presented to the holders of the Company’s common stock. The Series F-1 Shares are senior to all common stock and subordinate to the Series E-1 Shares with respect to preferences as to distributions and payments upon a dissolution event. In the event of a liquidation event, the Series F-1 Shares are entitled to receive an amount per share equal to the Black Scholes Value as of the liquidation event plus the greater of 125% of the conversion amount (as defined in the F-1 Certificate of Designation) and the amount the holder of the Series F-1 Shares would receive if the shares were converted into common stock immediately prior to the liquidation event. If the funds available for liquidation are insufficient to pay the full amount due to the holders of the Series F-1 Shares, each holder will receive a percentage payout. The Series F-1 Shares are not entitled to dividends. The Series F-1 Shares also have a provision that allows them to be converted to common stock at a conversion rate equal to the Alternate Conversion Price (as defined in the F-1 Certificate of Designation) times the number of shares subject to conversion times the 25% redemption premium in the event of a Triggering Event (as defined in the F-1 Certificate of Designation) such as in a liquidation event. The Series F-1 Shares are mandatorily redeemable in the event of bankruptcy. In June 2024, the Required Holders, as defined in the F-1 Certificate of Designation, approved an amended and restated certificate of designation (the Amended F-1 Certificate of Designation) to the Company’s certificate of designation designating the rights, preferences and limitations of the Company’s Series F-1 Shares. Series F-1 Shares rank higher than all shares of the Company’s common stock with respect to the preferences as to dividends and any distributions and payments upon the liquidation, dissolution, and winding up of the Company. The Amended F-1 Certificate of Designation provides for the removal of the conversion price adjustment provisions previously included and changed the conversion price to $0.0154.

On December 21, 2023, the Company issued a total of 22,280 Series F-1 Shares to certain investors, including 613 shares exchanged for warrants to purchase up to 9,972,074 shares of the Company’s common stock and 21,667 shares to exchange a partial value of the outstanding purchase rights. The holders of the Series F-1 Shares immediately exchanged their Series F-1 Shares to Aditxt’s Series A-1 preferred stock, and as a result, Aditxt currently holds the Company’s Series F-1 Shares.

During 2024, as part of the funding requirement by Aditxt pursuant to the A&R Merger Agreement, the Company issued a total of 4,000 Series F-1 Shares to Aditxt for an aggregate purchase price of $4.0 million. Additionally, Aditxt also paid the Company $1.0 million in May 2024 in conjunction with signing the Reinstatement and Fourth Amendment to the Merger Agreement. The 4,000 Series F-1 Shares were recorded at fair value with the variance between the immaterial fair value and the total $5.0 million cash received being recorded as additional paid-in-capital in the consolidated balance sheet as of December 31, 2024.

Nonconvertible and Redeemable Preferred Stock

On December 16, 2022, the Company filed a Certificate of Designation of Series D Non-Convertible Preferred Stock, par value $0.0001 per share (the Series D Preferred Shares). An aggregate of 70 shares was authorized; these shares were not convertible into shares of common stock, had limited voting rights equal to 1% of the total voting power of the then-outstanding shares of common stock entitled to vote, were not entitled to dividends, and were required to be redeemed by the Company once its shareholders approved a reverse split, as described in the Certificate of Designation. All 70 shares of the Series D Preferred were subsequently issued in connection with the December 2022 Securities Purchase Agreement as discussed in Note 4 - Debt. The Series D Preferred Shares, which were classified as liabilities as of December 31, 2022, were redeemed in July 2023.

Common Stock

Effective September 14, 2023, the Company further amended its amended and restated certificate of incorporation to increase the number of authorized shares of common stock to 3,000,000,000 shares.

Purchase Rights

On September 15, 2022, the Company entered into certain exchange agreements with the Adjuvant Purchasers and the May 2022 Notes Purchasers to exchange, upon request, the Purchase Rights for an aggregate of 942,080 shares of the Company’s common stock. The number of right shares for each Purchase Right is initially fixed at issuance, but subject to certain customary adjustments for certain dilutive Company equity issuances until the second anniversary of issuance. These Purchase Rights expire on June 28, 2027. Refer to Note 6 - Fair Value of Financial Instruments for the accounting treatment of the Purchase Rights. In 2023, the Company subsequently signed an additional agreement with the holders of the Purchase Rights upon which the total aggregate value of the Purchase Rights is fixed at $24.7 million, to be paid in a variable number of shares based on the current exercise price.

In connection with the SSNs issuances, during the years ended December 31, 2024 and 2023, the Company increased the number of outstanding Purchase Rights by 1,133,836,815 and 380,821,882, respectively, due to the reset of its exercise price, recorded a $3.3 million and $5.6 million loss on issuance of financial instruments in the Consolidated Statements of Operations, respectively. The exercise price will also be adjusted if any other convertible instruments have price resets. In addition, the Company issued 69,875,000 and 16,534,856 shares of common stock upon the exercises of certain Purchase Rights during the years ended December 31, 2024 and 2023, respectively.

On December 21, 2023, the Company issued 21,667 shares of the Series F-1 Shares in exchange for a partial value of certain purchase rights, as described above.

As of December 31, 2024, Purchase Rights of 1,519,148,899 shares of the Company’s common stock remained outstanding.

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance, on a one-for-one basis, is as follows in common equivalent shares as of December 31, 2024:

Common stock issuable upon the exercise of stock options outstanding	3,372
Common stock issuable upon the exercise of common stock warrants	10,598,201
Common stock available for future issuance under the 2019 ESPP	509
Common stock available for future issuance under the Amended and Restated 2014 Plan	5,789
Common stock available for future issuance under the Amended Inducement Plan	609
Common stock reserved for the exercise of purchase rights	741,490,642
Common stock reserved for the conversion of convertible notes	161,791,329
Common stock reserved for the conversion of series E-1 preferred stock	44,294,716
Total common stock reserved for future issuance(1)	958,185,167

(1)	The common stock reserved for future issuances in the table above include only the shares that must be legally reserved based on the applicable instruments’ agreements whereas the total common stock reserved for future issuance in Note 2 - Summary of Significant Accounting Policies includes all potentially dilutive securities that are not included in the diluted EPS as per U.S. GAAP.

9. Stock-based Compensation

Equity Incentive Plans

No equity awards were issued in either year presented. The following table summarizes stock-based compensation expense related to stock options granted to employees, non-employee directors and consultants included in the consolidated statements of operations as follows (in thousands):

	Years Ended December 31,
	2024	2023
Research and development	$33	$117
Sales and marketing	91	188
General and administrative	723	884
Total	$847	$1,189

The 2012 Equity Incentive Plan (the 2012 Plan) provides for the issuance of RSAs, RSUs, or non-qualified and incentive common stock options to its employees, non-employee directors and consultants, from its authorized shares. In general, the options expire ten years from the date of grant and generally vest either (i) over a four-year period, with 25% exercisable at the end of one year from the employee’s hire date and the balance vesting ratably thereafter or (ii) over a three-year period, with 25% exercisable at the grant date and the balance vesting ratably thereafter. No further awards may be issued under the 2012 Plan.

On September 15, 2014, the Company’s board of directors adopted, and stockholders approved, the 2014 Equity Incentive Plan (the 2014 Plan), which was amended and restated on each of May 2018 and February 26, 2019 (the Amended and Restated 2014 Plan). Per the terms of the Amended and Restated 2014 Plan, the shares reserved will automatically increase on each January 1 through 2024, by an amount equal to the smaller of (i) 4% of the number of shares of common stock issued and outstanding on the immediately preceding December 31; or (ii) an amount determined by our board of directors. There was no increase to the shares reserved under the plan on January 1, 2023 or 2024. No further awards may be issued under the 2014 Plan as it expired in September 2024.

On July 24, 2018, upon the recommendation by the Compensation Committee, the Company’s board of directors adopted the Evofem Biosciences, Inc. 2018 Inducement Equity Incentive Plan (the Inducement Plan). Under the Inducement Plan, as amended, the number of authorized shares total 666 shares. The only persons eligible to receive awards under the Inducement Plan are individuals who satisfy the standards for inducement grant recipients under Nasdaq Marketplace Rule 5635(c)(4), generally, a person not previously an employee or director of the Company, or following a bona fide period of non-employment, as an inducement material to the individual’s entering into employment with the Company.

Stock Options

The following table summarizes share option activity for the years ended December 31, 2024:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2023	3,747	$6,950.00	6.3	-
Granted	-	$-	-	-
Exercised	-	$-	-	-
Forfeited	(375)	$5,580.03	-	-
Outstanding as of December 31, 2024	3,372	$7,201.29	5.3	-
Options expected to vest as of December 31, 2024	3,372	$7,201.29	5.3	-
Options vested and exercisable as of December 31, 2024	3,206	$7,566.54	5.1	-

As of December 31, 2024, unrecognized stock-based compensation expense for employee stock options was approximately $0.2 million, which the Company expects to recognize over a weighted-average remaining period of 0.7 years, assuming all unvested options become fully vested.

There were no stock-based compensation awards issued for the years ended December 31, 2024 and 2023.

10. Employee Benefits

The Company has a defined contribution 401(k) plan (401(k) Plan) for all qualifying employees. Employees are eligible to participate in the plan beginning on the first day of the month following their three-month anniversary of employment. Under the terms of the 401(k) Plan, employees may make voluntary contributions as a percentage of their compensation. The Company makes a safe-harbor contribution of 3.0% of each employee’s gross earnings, subject to Internal Revenue Service limitations. In the years ended December 31, 2024 and 2023, the Company made safe-harbor contributions of approximately $0.2 million in each year.

11. Income Taxes

The Company is subject to taxation in the U.S. and various states jurisdictions. Tax years since inception remain open to examination by the major taxing jurisdictions. The Company’s consolidated pretax income (loss) for the years ended December 31, 2024 and 2023 were generated by domestic as follows (in thousands). There are no consolidated pretax losses generated by foreign operations for the periods indicated.

	2024	2023
United States	$(8,860)	$52,996
Total	$(8,860)	$52,996

The income tax provision for the years ended December 31, 2024 and 2023 consisted of the following (in thousands):

	2024	2023
United States	$-	$-
State	-	(17)
Total current tax provision	-	(17)
Total deferred tax provision	-	-
Total	$-	$(17)

The reconciliation between the Company’s effective tax rate on income (loss) before income tax and the statutory tax rate for the years ended December 31, 2024 and 2023 was as follows:

	2024	2023
Statutory rate	21.00%	21.00%
State income tax, net of federal benefit	3.24%	(0.39)%
Nondeductible expenses	(5.46)%	0.23%
Equity-based expenses	(3.16)%	3.04%
Change in fair value of purchase rights	9.93%	(1.93)%
Change in fair value of financial instruments	(6.24)%	(27.17)%
Return to provision	1.48%	0.18%
Tax credits	-%	(0.44)%
Uncertain tax positions	0.08%	0.12%
Change in valuation allowance	(20.87)%	5.37%
Effective tax rate	-%	(0.01)%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s net deferred tax assets arising from its taxable subsidiaries consisted of the following components as of December 31, 2024 and 2023 (in thousands):

	2024	2023
Deferred tax assets:
Net loss carryforwards	$131,573	$130,746
Fixed assets and intangibles	302	246
Research and development capitalization	6,302	4,067
Research and development credits	2,493	6,320
Stock-based compensation	2,566	2,513
Other	3,212	1,098
Total deferred tax assets	146,448	144,990
Deferred tax liabilities
Lease assets	(21)	(22)
Fixed assets	(12)	(156)
Other	-	(27)
Less: valuation allowance	(146,415)	(144,785)
Net deferred tax assets	$-	$-

In assessing the ability to realize deferred tax assets, management considers whether it is more likely than not that some portion or all the deferred tax assets will be realized. Generally, the ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based on historical performance and future expectations, management has determined a valuation allowance is needed in respect to its ending deferred tax assets.

As of December 31, 2024, the Company had net operating loss (NOL) carryforwards for federal income tax purposes of approximately $573.9 million, which will begin to expire in 2030 if not utilized. As of December 31, 2024, the Company had NOL carryforwards in various states of approximately $226.0 million. The state carryforwards have varying expiration dates beginning in 2030.

As of December 31, 2024, the Company had federal and state research and development (R&D) tax credit carryforwards of approximately $6.4 million and $2.5 million, respectively. The federal R&D tax credits begin to expire in 2031, unless utilized, and the state credits do not expire.

For the tax years beginning on or after January 1, 2022, the Tax Cuts and Jobs Act of 2017 (“TCJA”) eliminates the option to currently deduct research and development expenses and requires taxpayers to capitalize and amortize them over five years for research activities performed in the U.S. and 15 years for research activities performed outside the U.S. pursuant to IRC Section 174. Although Congress is considering legislation that would repeal or defer this capitalization and amortization requirement, it is not certain that this provision will be repealed or otherwise modified. If the requirement is not repealed or replaced, it will decrease our tax deduction for research and development expense in future years.

The following table summarized the activity related to the Company’s gross unrecognized tax benefits as of December 31, 2024 and 2023 (in thousands):

	2024	2023
Balance at the beginning of the year	$3,051	$2,988
Adjustments related to prior year tax positions	(8)	55
Increases related to current year tax positions	-	8
Balance at end of year	$3,043	$3,051

The Company recognizes a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits, and uncertain income tax positions must meet a more likely than not recognition threshold to be recognized. The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the consolidated statements of operations. There were no accrued interest and penalties associated with unrecognized tax benefits as of December 31, 2024. The Company does not anticipate a significant change in its uncertain tax benefits over the next 12 months.

Management believes it is more likely than not that all significant tax positions taken to date would be sustained by the relevant taxing authorities. Furthermore, the Company has not recognized any tax benefits to date because the Company has established a full valuation allowance for its deferred tax assets due to uncertainties as to their ultimate realization.

Pursuant to Internal Revenue Code (IRC) sections 382 and 383, use of the Company’s NOLs and R&D credit carryforwards may be limited if a cumulative change in ownership of more than 50.0% (by value) occurs within a rolling three-year period. The Company completed a formal Section 382 analysis through the period ending December 31, 2019, and determined it experienced ownership changes in 2010 and 2018. Accordingly, the Company has reduced its deferred tax asset for NOLs and R&D tax credits by the estimated impact of IRC sections 382 and 383 as of December 31, 2019. Any future ownership changes could further impact the utilization of the NOLs and R&D tax credits, however given the full valuation allowance this would not result in an impact to the Company’s tax expense.

12. Subsequent Events

Subsequent to December 31, 2024, the Company negotiated a portion of its trade payables with numerous vendors, which resulted in a $5.6 million reduction in trade payables and accrued expenses.

On March 22, 2025, the Company, Parent and Merger Sub entered into the fifth amendment to the A&R Merger Agreement (the Fifth Amendment), to (i) change the required consummation date to September 30, 2025; (ii) add a Parent Investment of $1.5 million to be completed by April 7, 2025; and (iii) add a special meeting consummation date being on or prior to September 26, 2025.